UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Corporate Office Properties Trust
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6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:                                                                              Our Shareholders

From:                                                                  Randall M. Griffin

Subject:                                                     Invitation to the Corporate Office Properties Trust 2007 Annual Meeting of Shareholders

You are cordially invited to attend our 2007 Annual Meeting of Shareholders to be held at 9:30 a.m. on May 17, 2007 at the corporate headquarters of Corporate Office Properties Trust at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.  At this year’s meeting, you will be asked to elect four members of our Board of Trustees.  You will also be asked to vote on a proposal to extend the term of our Amended and Restated 1998 Long-Term Incentive Plan for a period of ten years.

In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2006 and other recent developments.  You will also have the opportunity at this meeting to ask questions and make comments.  Enclosed with this proxy statement are your proxy card and the 2006 Annual Report.

I look forward to seeing you at the Annual Meeting.

/s/ Randall M. Griffin
Randall M. Griffin
President and Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

April 6, 2007

Notice of Annual Meeting of Shareholders

Date:                  Thursday, May 17, 2007

Time:                   9:30 a.m.

Place:                 Corporate Office Properties Trust

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland 21046

We will hold our Annual Meeting of Shareholders on May 17, 2007 at 9:30 a.m. at the corporate headquarters of Corporate Office Properties Trust.  During the Annual Meeting, we will consider and take action on the following proposals:

1.               To elect four Class III Trustees each for a term of three years;

2.               To extend the term of our Amended and Restated 1998 Long-Term Incentive Plan for a period of ten (10) years; and

3.               To transact any other business properly brought before the Annual Meeting.

You may vote at the meeting if you were a shareholder of record at the close of business on March 15, 2007.

By order of the Board of Trustees,

/s/ Karen M. Singer
Karen M. Singer
Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed, beginning on or about April 6, 2007, to owners of common shares of beneficial interest (“common shares”) of Corporate Office Properties Trust (the “Company”) in connection with the solicitation of proxies by the Board of Trustees for our 2007 Annual Meeting of Shareholders.  This proxy procedure is being used to permit all holders of the common shares of Corporate Office Properties Trust to vote since many may be unable to attend the Annual Meeting in person.  The Board of Trustees encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.  Corporate Office Properties Trust’s current mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.  Corporate Office Properties Trust’s Internet address is www.copt.com.  The information on our Internet site is not part of this proxy statement.

CONTENTS

General Information
Proposal 1 — Election of Trustees
Our Board of Trustees
Our Executive Officers
Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners
Compensation Discussion and Analysis
Report of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
All Other Compensation
Employment Agreements
Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
Option Exercises and Stock Vested in 2006
Nonqualified Deferred Compensation
Potential Payments on Termination, Change in Control, Death or Disability
Proposal 2 — Extension of Amended and Restated 1998 Long-Term Incentive Plan
Equity Compensation Plan Information
Report of the Audit Committee
Independent Registered Public Accounting Firm
Section 16(a) Beneficial Ownership Reporting Compliance
Code of Ethics; Review and Approval of Related Party Transactions
Annual Report on Form 10-K
Appendix A — Amendment No. 1 to Amended and Restated 1998 Long Term Incentive Plan

General Information

The questions and answers set forth below provide general information regarding this proxy statement and our Annual Meeting of Shareholders.

When are our Annual Report to shareholders and this proxy statement first being sent to shareholders?

Our Annual Report to shareholders and this proxy statement are first being sent to shareholders beginning on or about April 6, 2007.

What will shareholders be voting on at the Annual Meeting?

1.  The election of four Class III Trustees, each for a three-year term.

2.  The approval of an extension of the term of our Amended and Restated 1998 Long-Term Incentive Plan for a period of ten (10) years.

3.  Any other business that properly comes before the meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common shareholders of record at the close of business on March 15, 2007 may vote at the Annual Meeting.  Each share has one vote.  There were 46,743,001 common shares outstanding on March 15, 2007.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares.  Since many of our shareholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf.  If you vote by telephone, Internet or mail using the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

How do I vote using my proxy card?

You can vote using the proxy card in one of three ways:

1.  By telephone.  To vote by telephone, call the toll free number listed on your proxy card.  You will need to follow the instructions on your proxy card and the prompts from the telephone voting system.

2.  By Internet.  To vote using the Internet, go to the website listed on your proxy card.  You will need to follow the instructions on your proxy card and the website.

3.  By mail.  To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If you vote by telephone or by Internet, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

If I vote using my proxy card, who am I designating as my proxy?

You will be designating Randall M. Griffin, our President and Chief Executive Officer, and Roger A. Waesche, Jr., our Executive Vice President and Chief Operating Officer, as your proxies.  They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card.  If you complete and return your proxy card but do not indicate your vote on business matters, your proxy will vote as follows:

•                  “FOR” each of the nominees for Trustee listed in Proposal 1; and

•                  “FOR” the extension of the term of our Amended and Restated 1998 Long-Term Incentive Plan for a period of ten years, as set forth in Proposal 2.

We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so.  However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•                  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

•                  Executing a later dated proxy card; or

•                  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An officer of Corporate Office Properties Trust will act as the inspector of election and will count the votes.

What constitutes a quorum?

As of March 15, 2007, Corporate Office Properties Trust had 46,743,001 common shares outstanding.  A majority of the outstanding shares present or represented by proxy constitutes a quorum.  If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote.  If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 15, 2007 until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from one or all nominees.  Votes that are withheld will not be included in the vote.

With respect to Proposal 2, the extension of the term of our Amended and Restated 1998 Long-Term Incentive Plan for a period of ten years:

•                  you may abstain and your abstention will have the same effect as a vote against extension of the plan; and

•                  we believe that if you hold your shares through a broker in “street” name and you do not give instructions to your broker to vote your shares with respect to extension of the plan, your broker will not vote your shares with respect to extension of the plan.  Assuming that holders of at least a majority of the outstanding common shares cast a vote with respect to the approval of the extension of the term of our Amended and Restated 1998 Long-Term Incentive Plan, your broker’s failure to vote your shares in this instance will have no effect on the vote because broker non-votes are not considered present at the meeting.  If at least a majority of the common shares are not voted, your broker’s failure to vote your shares will have the same effect as a vote against extension of the plan.

What percentage of our common shares do the Trustees and executive officers own?

Our Trustees and executive officers owned 1.8% of our outstanding common shares as of March 15, 2007.  Our Trustees and executive officers beneficially owned approximately 16.0% of our common shares as of March 15, 2007 (see the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details).

What vote is required to elect Trustees?

Trustees are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

What vote is required on other matters?

A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company’s Declaration of Trust.  Generally, an abstention on such matters will not be considered a vote cast, and therefore will have no effect on the outcome of the vote on such matters, but will be counted in determining whether there is a quorum at the meeting.  Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be considered votes cast, and therefore will have no effect on the outcome of the vote on such matters, but will be counted in determining whether there is a quorum at the meeting.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

Our Board of Trustees is soliciting your proxy.  The solicitation process is being conducted primarily by mail.  However, proxies may also be solicited in person, by telephone or facsimile.  Wells Fargo Bank, N.A., our transfer agent, will be assisting us for a fee of approximately $3,000, plus out-of-pocket expenses.  We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are shareholder proposals and Trustee nominations for our 2008 Annual Meeting due?

In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2008 Annual Meeting must be given no earlier than February 17, 2008 and no later than

March 18, 2008.  These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2008 Annual Meeting due?

Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission.  Shareholder proposals for the 2008 Annual Meeting must be submitted in writing by December 4, 2007.  In addition, shareholders may wish to have a proposal presented at the 2007 Annual Meeting but not to have such proposal included in the proxy statement.  Pursuant to our bylaws, notice of any such proposal must be received by us between February 17, 2008 and March 18, 2008.  If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.  You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board of Trustees?

Any interested parties who wish to communicate with the members of our Board of Trustees may communicate with the independent Trustees or the chairperson of any of the committees of the Board of Trustees by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com.  Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or to the independent Trustees as a group to the Independent Trustees.  In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action.  Management will pass on all communications received, or a summary of such communications, to the appropriate Trustee or Trustees.  However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

Our Board of Trustees has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices.  These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  Our Internet website address is www.copt.com.  Our Corporate Governance Guidelines are also available in print to any shareholder upon request.  To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1 — Election of Trustees

The terms of our four Class III Trustees expire on May 17, 2007 at the Annual Meeting.  Our Board of Trustees, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Trustees, has nominated these Trustees, Jay H. Shidler, Clay W. Hamlin, III, Douglas M. Firstenberg and Kenneth S. Sweet, Jr. for re-election as Class III Trustees at the Annual Meeting.  All of these nominees have agreed to serve a three-year term, if elected.

Jay H. Shidler, age 60, has been Chairman of our Board of Trustees since October 1997.  Mr. Shidler is the founder and Managing Partner of The Shidler Group.  A nationally acknowledged expert in real estate, investment and finance, Mr. Shidler has over 35 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value.  Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada.  Mr. Shidler is a founder and Chairman of the Board of Directors of First Industrial Realty Trust, Inc.  From 1998 through 2005, Mr. Shidler served as a director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder and whose subsidiary is a AAA-rated financial products company.

Clay W. Hamlin, III, age 62, has been a member of our Board of Trustees since 1997 and was appointed Vice Chairman effective April 1, 2005.  He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005.  From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group’s Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of commercial property.  He has been active in the real estate business for over 30 years.  Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc.  and also serves as a Director/Trustee of TractManager, Inc. and the National Prostate Cancer Coalition.

Douglas M. Firstenberg, age 46, was appointed to our Board of Trustees by the Board on February 28, 2007.  Mr. Firstenberg is a founding principal of Stonebridge Associates, Inc., a real estate development and advisory firm created in 1993, where he focuses on strategic planning and development projects with a primary role in major transaction negotiation.  He has over 25 years of real estate investment and development experience, including construction and land development of in excess of four million square feet and more than $1.5 billion in value.  Mr. Firstenberg is a member of the Board of Directors of the Montgomery College Foundation, the Duke Club of Washington and the NoMA Business Improvement District.

Kenneth S. Sweet, Jr., age 74, has been a member of our Board of Trustees since October 1997.  Mr. Sweet has been Managing Partner and Chairman of Gordon Stuart Associates, a venture capital investment firm, since 1996.  Mr. Sweet was Chairman of GSA Management, LLC and Managing Director of GS Capital, LP, a venture capital and real estate partnership that he founded, from 1994 to 2004.  In 1971, Mr. Sweet founded K.S. Sweet Associates, which developed and managed over one billion dollars in real estate assets.  From 1957 to 1971 he was with The Fidelity Mutual Life Insurance Company, serving as Financial Vice President and Chief Investment Officer from 1965 to 1971.  Mr. Sweet served as a Director, Chairman of the Real Estate Committee and a member of the Finance Committee of Main Line Health until 2006.  He is also a Trustee/Director of the Bryn Mawr Hospital Foundation, Main Line Realty (a real estate partnership between The Lankenau Foundation and Main Line Health), the Eisenhower Fellowship and the American Revolution Center.

If any of the nominees is unable to stand for election, which we do not presently contemplate, the Board of Trustees may provide for a lesser number of Trustees or designate a substitute.  In the latter event, shares represented by proxies will be voted for a substitute nominee.

The Board of Trustees recommends a vote “FOR” each of the nominees listed in Proposal 1.

A description of Proposal 2 begins on page 40 of this proxy statement.

Our Board of Trustees

How is the Board of Trustees classified?

Our Declaration of Trust provides for three classes of Trustees: Class I Trustees, Class II Trustees and Class III Trustees.  You will elect successors to our Class III Trustees at the 2007 Annual Meeting of Shareholders.  Our shareholders will elect successors to our Class I Trustees in 2008 and to our Class II Trustees in 2009.  All Trustees will be elected for three-year terms.

Besides the four nominees for election, who are the other members of our Board of Trustees?

Name	Age	Office	Class

Thomas F. Brady	57	Trustee	II
Robert L. Denton	54	Trustee	I
Randall M. Griffin	62	President and Chief Executive Officer and Trustee	I
Steven D. Kesler	55	Trustee	II
Kenneth D. Wethe	65	Trustee	II

Thomas F. Brady, has been a member of our Board of Trustees since January 2002.  Mr. Brady is an Executive Vice President, Corporate Strategy at Constellation Energy Group (“CEG”) with responsibility for setting corporate strategy, overseeing mergers and acquisitions, managing governmental affairs, corporate communications and branding.  He assumed this position in 1999.  He is also Chairman of the Board of Directors of Baltimore Gas & Electric and has responsibilities for Constellation NewEnergy and its retail lines of business.  Prior to 1999, Mr. Brady held various executive officer positions at Baltimore Gas & Electric Company, including Vice President and Chief Accounting Officer.  Mr. Brady also serves as a Trustee/Director of the Maryland Chamber of Commerce, Villa Julie College, and Chairman of the Maryland Public Broadcasting Commission.

Robert L. Denton has been a member of our Board of Trustees since May 1999.  Mr. Denton joined The Shidler Group in 1994 and is currently a Managing Partner and the resident principal in its New York office.  From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment-banking firm that he co-founded.

Randall M. Griffin has been a member of our Board of Trustees since February 2005.  Mr. Griffin has been our President and Chief Operating Officer since September 1998, and on April 1, 2005, he became our President and Chief Executive Officer.  Mr. Griffin previously served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc. from June 1993 until September 1998.  From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France.  From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer.  He serves on the Executive Committee of the Board of Governors of The National Aquarium in Baltimore and the National Aquarium Foundation Board, the National Aquarium Society Board in Washington, D.C. and the Center for Aquatic Life and Conservation Board.  He also serves on the Board of Trustees of the Greater Washington Initiative, the Boards of Directors of the Maryland Business

Roundtable for Education and BWI Business Partnership, the Board of Governors of National Association of Real Estate Investment Trusts and the Board of Visitors of the University of Maryland, Baltimore County.

Steven D. Kesler has been a member of our Board of Trustees since September 1998.  Since 2006, Mr. Kesler has served as Chief Financial Officer for The Macks Group, a family office that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities.  He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues from 2005 to 2006.  Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG.  In these roles, Mr. Kesler managed a corporate investment entity, CEG’s pension plan and nuclear decommissioning trust, a portfolio of real estate assets and a portfolio of assisted living facilities.  Mr. Kesler previously served as a Director on the board of Atapco, Inc., a private real estate and investment company.

Kenneth D. Wethe has been a member of our Board of Trustees since January 1990.  Since 1988, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies.  Mr. Wethe has over 27 years of experience in the group insurance and employee benefits area.  Mr. Wethe is a licensed CPA.

How do we determine whether our Trustees are independent?

We believe that in order for our Board of Trustees to effectively serve in its capacity, it is important, and the New York Stock Exchange mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the New York Stock Exchange.  Therefore, we require that a substantial majority of the Board of Trustees be independent, as so defined.  No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The following per se exclusions apply to the determination of Trustee independence:  a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (i) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (ii) the Trustee or a member of his/her immediate family who is an executive officer of the Company receives, in any year, more than $100,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent on continued service); (iii) the Trustee is employed by or affiliated with, or a member of the Trustee’s immediate family is employed by or affiliated with, the Company’s present or former internal auditors or outside independent registered public accounting firm serving as the Company’s auditors; (iv) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company’s then-current executive officers serves on that other entity’s compensation committee; or (v) the Trustee is an executive officer or an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Are our Trustees independent of Corporate Office Properties Trust?

The Board of Trustees has determined that each of our Trustees meet the independence guidelines described above except for Clay W. Hamlin, III, who was our Chief Executive Officer until April 1, 2005 and is serving under a three-year consulting agreement described below, and Randall M. Griffin, our current President and Chief Executive Officer.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board of Trustees and annual meetings of shareholders?

The Board of Trustees holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders.  Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance.  Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board of Trustees in advance of such meeting.  If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes.  However, a Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting, either in person or by telephone.

Trustees are expected to be present at our annual meetings of shareholders.  All of our Trustees as of May 18, 2006 attended the Annual Meeting of Shareholders that took place on such date except for Mr. Shidler.

What is our policy regarding meetings of non-management Trustees?

The non-management Trustees of the Board meet in executive session at least one time per year without any Management Trustees or any other members of the Company’s management present.  The chairperson of the Nominating and Corporate Governance Committee presides at the executive sessions.  The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

•                  Employee Trustees receive no compensation, other than their normal salary, for serving on the Board of Trustees or its committees.

•                  Non-employee Trustees receive the following:

•                  Fees set forth below:

Annual trustee fee	$28,000
Annual committee chairman fee
Audit	10,000
Compensation	7,000
Investment	8,500
Nominating and Corporate Governance	5,000
Board meeting fee	1,000
Committee meeting fee	1,000

•                  Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

•                  Annual grants of options to purchase 5,000 common shares with an exercise price equal to the fair market value of the common shares on the date of grant.  These options are exercisable beginning one year from the date of grant and expire ten years after the date of grant.

Effective April 1, 2005, we entered into a three-year consulting agreement with Clay W. Hamlin, III, under which he agreed to provide services commensurate with his experience with respect to matters requested from time to time that may include, but not be limited to, acquisitions and strategic initiatives.  Under the terms of the consulting agreement, Mr. Hamlin receives a fee of $250,000 per year.  During the term of the consulting agreement, we have agreed to provide Mr. Hamlin with office facilities and administrative support services expected to cost an aggregate of approximately $150,000 per year.  During the term of the consulting agreement, Mr. Hamlin also receives a health insurance allowance of $23,520 per year, an auto allowance of $12,000 per year and an allowance for personal financial planning and income tax preparation totaling up to $8,500 per year.

The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2006.

	Fees Earned	Option	All Other
Name of Director	(Paid in Cash) (1)	Awards (2)	Compensation (3)	Total
Thomas F. Brady	$45,000	$31,145	$—	$76,145
Robert L. Denton	41,750	31,145	—	72,895
Clay W. Hamlin, III	42,750	31,145	448,090	521,985
Steven D. Kesler	47,750	31,145	—	78,895
Jay H. Shidler	54,750	31,145	—	85,895
Kenneth S. Sweet, Jr.	46,750	31,145	—	77,895
Kenneth D. Wethe	59,000	31,145	—	90,145

(1)          This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(2)          Represents expense recognized under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) relating to awards of options to purchase common shares (“share options”), as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions.  See Notes 2 and 12 to the Company’s consolidated financial statements included in the Company’s Annual Report to shareholders for the year ended December 31, 2006 for additional information regarding share options, including assumptions made in determining values for the options.  At December 31, 2006, the aggregate number of share option awards outstanding was: Mr. Brady: 25,000 shares; Mr. Denton: 5,000 shares; Mr. Hamlin: 210,000 shares; Mr. Kesler: 40,000 shares; Mr. Shidler: 25,000 shares; Mr. Sweet: 25,000 shares; and Mr. Wethe: 17,500 shares.  The grant-date fair value under SFAS 123(R) of share options granted to the non-employee Trustees in 2006 was $8.24 per share option.

(3)          Reflects compensation paid under the consulting agreement with Mr. Hamlin described above, and consists specifically of the following: $250,000 for a consulting fee; $154,070 for office facilities and administrative support; $23,520 for a health insurance allowance; $12,000 for an auto allowance; and $8,500 for an allowance for personal financial planning and income tax preparation.

What are the current committees of our Board of Trustees?

The Board of Trustees currently has four committees: (i) the Audit Committee; (ii) the Nominating and Corporate Governance Committee; (iii) the Investment Committee; and (iv) the Compensation Committee.  Descriptions of these committees are set forth below:

•                  The Audit Committee oversees the following:

•                  the integrity of the Company’s financial statements and other financial information provided by the Company to its shareholders and the investment community;

•                  the Company’s compliance with legal and regulatory requirements and ethical behavior;

•                  the retention of the Company’s independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services; and

•                  the Company’s accounting and financial reporting processes, internal control systems and internal audit function.

The Committee also provides an avenue for communication among the Company’s independent registered public accounting firm, internal auditors, management and the Board of Trustees.  All members are independent non-employee Trustees.  The practices of the Audit Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  The Committee’s charter is also available in print to any shareholder upon request.  To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

•                  The Nominating and Corporate Governance Committee serves the following purposes:

•                  recommends to the Board of Trustees the structure and operations of the Board of Trustees;

•                  identifies individuals qualified to serve as Trustees and recommends that the Board of Trustees select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

•                  recommends to the Board of Trustees the responsibilities of each Board of Trustees committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;

•                  oversees the Board of Trustees’ annual evaluation of its performance and the performance of other Board committees; and

•                  develops and recommends to the Board of Trustees for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members are independent, non-employee Trustees.  The practices of the Nominating and Corporate Governance Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  The Committee’s charter is also available in print to any shareholder upon request.  To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

•                  The Investment Committee approves all of our real estate investments, acquisitions and dispositions and substantially all of our borrowings.  Investments of greater than $50 million must also be approved by the full Board of Trustees.

•                  The Compensation Committee administers executive compensation programs, policies and practices.  The Committee also recommends senior management compensation to the Board of Trustees and administers our executive incentive plans.  All members are independent non-employee Trustees.  The practices of the Compensation Committee are outlined in the Committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  The Committee’s charter is also available in print to any shareholder upon request.  To the extent modifications are made to the Committee’s charter, such modifications will be reflected on our Internet website.

The committees on which Trustees served and the number of meetings held during 2006 are set forth below.

Board Member	Audit	Nominating and Corporate Governance	Investment	Compensation
Jay H. Shidler		X	X
Clay W. Hamlin, III			X
Thomas F. Brady				X
Robert L. Denton	X	X
Steven D. Kesler	X		X
Kenneth S. Sweet, Jr.		X	X	X
Kenneth D. Wethe	X		X
Douglas M. Firstenberg (1)			X	X
Meetings Held in 2006	11	1	9	8

(1)  Mr. Firstenberg was appointed to our Board of Trustees by the Board on February 28, 2007.

During 2006, the Board of Trustees held four quarterly meetings and five special meetings.  Each incumbent Trustee who served as a Trustee in 2006 attended at least 75% of the aggregate of the meetings of the Board of Trustees and meetings held by all committees on which such Trustee served during the time such Trustee served.

How are our Trustees nominated?

The Nominating and Corporate Governance Committee of the Board of Trustees is responsible for recommending nominations to the Board of Trustees and shareholders.  In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board of Trustees on an annual basis the size, function, and needs of the Board of Trustees and, in doing so, takes into account the principle that the Board of Trustees as a whole should have competency in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management; (5) leadership; (6) public real estate investment trusts and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management.  The Board of Trustees also seeks members from diverse backgrounds so that the Board of Trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity and ethical behavior.  Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company.  In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee’s past attendance at meetings and participation in and contributions to the activities of the Board of Trustees and committees of the Board of Trustees on which he or she served.

The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

The Committee considers nominees recommended by the Company’s common shareholders using the same criteria it employs in identifying its own nominees.  Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company’s proxy statement for its most recent annual meeting of shareholders:

•                  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•                  information about the relationship between the candidate and the nominating shareholder;

•                  the consent of the candidate to serve as a Trustee;

•                  proof of the number of shares of the Company’s common shares that the nominating shareholder owns and the length of time the shares have been owned; and

•                  a separate statement of the candidate’s qualifications relating to the Board of Trustees’ membership criteria.

Our Executive Officers

Below is information with respect to our executive officers who are not Trustees.

Roger A. Waesche, Jr., age 53, has been our Executive Vice President since January 2004, after holding the position of Senior Vice President since September 1998.  Mr. Waesche became our Chief Operating Officer in August 2006, after serving as our Chief Financial Officer since March 1999.  Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning.  Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.’s asset investment and disposition activities.  Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand.  He serves on the Board of Trustees of Sheppard Pratt Health System and is a Member on the Maryland Industrial Development Financing Authority.

Stephen E. Riffee, age 49, became our Executive Vice President and Chief Financial Officer in August 2006.  Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002.  Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc., Burlington National Railroad and KPMG Peat Marwick.

Dwight S. Taylor, age 62, has been President of Corporate Development Services, LLC (“CDS”) since September 1999, previously serving as Senior Vice President since joining CDS in September 1998.  Mr. Taylor also became President of COPT Development & Construction Services, LLC in 2005.  Mr. Taylor has more than 25 years of real estate experience, including 14 years with Constellation Real Estate, Inc. and its predecessor company and four years with The Rouse Company.  From 1977 to 1981, Mr. Taylor was Senior

Vice President of the Baltimore Economic Development Corporation.  He currently serves on the National Board of the National Association of Industrial and Office Properties.  He also serves on the Boards of Directors of Micros Systems, Inc. and T. Rowe Price Group, Inc. as well as the Health Advisory Board of the Bloomberg School of Public Health.

Karen M. Singer, age 42, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004.  Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003.  From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc.  From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients.  Ms. Singer currently serves on the Board of Directors of Art With a Heart.

Share Ownership of our Trustees,

Executive Officers and 5% Beneficial Owners

The following table shows certain information as of March 15, 2007 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than five percent of our outstanding common shares.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities.  Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party’s name, except as otherwise noted.

	Common Shares Beneficially Owned (1)	Percent of All Common Shares Beneficially Owned (2)	Options Exercisable within 60 days of March 15, 2007
ING Groep N.V. (3)	4,787,065	10.2%	—
Davis Select Advisers, L.P. (4)	3,018,892	6.5	—
FMR Corp. (5)	2,896,500	6.2	—
ING Clarion Real Estate Securities, L.P. (6)	2,717,739	5.8	—
Security Capital Research & Management Inc. (7).	2,664,603	5.7	—
Adelante Capital Management LLC (8)	2,513,846	5.4	—
Jay H. Shidler (9)	3,483,580	6.9	—
Clay W. Hamlin, III (10)	3,307,435	6.6	5,000
Thomas F. Brady	20,000	*	20,000
Robert L. Denton (11)	400,000	*	—
Douglas M. Firstenberg	600	*	—
Steven D. Kesler	35,391	*	35,000
Kenneth S. Sweet, Jr.	20,000	*	20,000
Kenneth D. Wethe	16,577	*	7,500
Randall M. Griffin	986,465	2.1	505,300
Roger A. Waesche, Jr.	278,010	*	90,000
Stephen E. Riffee.	33,689	*	—
Dwight S. Taylor	132,695	*	50,000
Karen M. Singer	38,363	*	16,500
All Trustees and Executive Officers as a Group (13 persons)	8,752,805	16.0%	749,300

* Represents less than one percent.

(1)                      With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units.  Also includes common shares issuable under options exercisable within 60 days after March 15, 2007, as reflected in the third column of this table.

(2)                      Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of share options exercisable currently or within 60 days after March 15, 2007 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)                      ING Groep N.V. (“ING”) has sole voting and investment power for the common shares it owns.  ING is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands.  The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by ING on February 14, 2007.

(4)                      Davis Select Advisers, L.P. (“Davis”) has sole voting and investment power with respect to 3,018,892 shares.  Davis is located at 2949 East Elvira Road, Tucson, Arizona 85706.  The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Davis on January 11, 2007.

(5)                      FMR Corp. (“FMR”) has sole voting power with respect to 168,900 shares and sole investment power with respect to 2,896,500 shares.  FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109.  The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by FMR on February 14, 2007.

(6)                      ING Clarion Real Estate Securities, L.P. (“Clarion”) has sole voting power with respect to 1,081,039 shares, shared voting power with respect to 4,000 shares and sole investment power with respect to 2,717,739 shares.  Clarion is located at 259 North Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087.  The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by Clarion on February 13, 2007.

(7)                      Security Capital Research & Management Incorporated (“SCR&M”) has sole voting power with respect to 1,944,529 shares and sole investment power with respect to 2,664,603 shares.  SCR&M is located at 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.  The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by SCR&M on February 15, 2007.

(8)                      Adelante Capital Management LLC (“ACM”) has sole voting power with respect to 1,253,303 shares, shared voting power with respect to 15,400 shares and sole investment power with respect to 2,513,846 shares.  ACM is located at 555 12th Street, Suite 2100, Oakland, California 94607.  The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by ACM on February 1, 2007.

(9)                      Jay H. Shidler’s common shares beneficially owned include 3,448,317 common units in the Operating Partnership exchangeable for common shares.  Mr. Shidler’s address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(10)                Clay W. Hamlin, III’s common shares beneficially owned include 3,292,435 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 489,917 of these units and shared investment power for the remainder of these units.  Mr. Hamlin’s address is 40 Morris Avenue, Suite 220, Bryn Mawr, Pennsylvania 19010.

(11)                Robert L. Denton’s common shares beneficially owned include 400,000 common units in the Operating Partnership exchangeable for common shares.  Mr. Denton’s address is 9 West 57th Street, Suite 4275, New York, New York 10019.

Compensation Discussion and Analysis

Overview

This section describes the material elements of compensation for our executive officers identified in the table appearing later in this proxy entitled “Summary Compensation Table” (the “Named Executive Officers”).  The Board of Trustees approves and administers our executive compensation plans, programs and payments to our executive officers.  The Compensation Committee assists the Board of Trustees in fulfilling responsibilities relating to executive compensation.

The Compensation Committee and the Board of Trustees have approved an executive compensation program that is designed to attract, retain and motivate superior executive personnel in the best interests of the Company and its shareholders.  This program includes base salary, cash annual incentive awards, long-term incentive awards, benefits and certain perquisites.

Role of the Compensation Committee

The Compensation Committee’s primary responsibilities are set forth below:

•                  to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executives and other employees;

•                  to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans and programs;

•                  to review the performance of executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance.  The executives included in the committee’s review are the (1) President and Chief Executive Officer, (2) Executive Vice President and Chief Operating Officer, (3) Executive Vice President and Chief Financial Officer, (4) Senior Vice President, General Counsel and Secretary and (4) President of Corporate Development Services, LLC and COPT Development & Construction Services, LLC;

•                  to establish compensation arrangements for Trustees;

•                  to review and monitor management development and succession plans and activities; and

•                  to review and discuss the section of this proxy statement entitled “Compensation Discussion and Analysis” prepared by management and determine whether to recommend it for inclusion in this annual proxy statement.

The Compensation Committee’s scope of authority involves all aspects of compensation for the executives and members of the Board of Trustees.   It is the general policy of the Company that major compensation decisions be considered by the independent members of the Board of Trustees as a whole after recommendation by the Compensation Committee.   The Board of Trustees is responsible for oversight of the Compensation Committee’s activities, except where the committee has sole authority to act as required by a New York Stock Exchange listing standard or applicable law.  The Compensation Committee has complete and open access to internal advisors and all other resources within the Company and has sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel or other advisors it engages to assist it in carrying out its duties and responsibilities.  The Compensation Committee has budgetary authority for outside advisors it retains.

The Compensation Committee makes use of analyses provided by external consultants in determining executive compensation.  The Compensation Committee engaged the Schonbraun McCann Group, LLC (the “SM Group”) as its external consultant in 2006 to obtain executive compensation information for a REIT peer group.  The peer group compensation information provided by SM Group for each executive position included base salary, annual incentive award level and percentage of total compensation in the form of long-term incentives awards at the 25th, 50th, 75th percentiles and the average.  The SM Group acts only as an advisor to the Compensation Committee by providing data relevant to REIT peers and discussing new avenues for compensation.  The consultant does not recommend pay programs and pay level changes.  The SM Group presents its final work product and invoices related thereto to the Compensation Committee for review and approval.  The Compensation Committee considers the SM Group to be independent.  The Company’s management also engages the SM Group directly as a compensation consultant regarding members of the Company’s senior management team other than the Company’s executives.

The chairman of the Compensation Committee sets the dates and times of all committee meetings.  The Compensation Committee meets at least three times per year.  The Compensation Committee also meets annually in executive session during one of the Board’s regularly scheduled meetings.   The chairman of the Compensation Committee, in consultation with the appropriate members of the committee and management, develops the committee’s meeting agendas.

Role of Executive Officers

Mr. Griffin, our President and Chief Executive Officer, meets with the Compensation Committee to discuss the committee’s recommendations and to present analyses based on the committee’s requests.  He discusses the impact of compensation recommendations to the business, reviews peer group data and informs the Committee of the executives’ performance.  Mr. Griffin provides information to the Compensation Committee on how employees are evaluated and the overall results of the evaluations.  He also presents management’s perspective on business objectives and discusses succession planning for the Company.  Mr. Griffin attends Compensation Committee meetings and general meetings of the Board of Trustees, but does not attend executive sessions of either the committee or the Board of Trustees.  He also does not participate in any deliberations of the Compensation Committee or the Board of Trustees relating to his own compensation.

Mr. Riffee, our Chief Financial Officer, evaluates the financial implications of any Compensation Committee action.

Ms. Peg Ohrt, our Senior Vice President-Human Resources, who reports directly to Mr. Griffin, takes direction from and brings suggestions to the Compensation Committee.  She oversees the actual formulation of plans incorporating the suggestions of the Compensation Committee.  She also assists the Chairman of the Compensation Committee in preparing the agenda for its meetings.

Compensation Objectives

Our compensation philosophy is to promote the achievement of the Company’s annual and long-term performance objectives as set forth by the Board of Trustees, ensure that the executives’ interests are aligned with the success of the Company and provide compensation opportunities that will attract, retain and motivate superior executive personnel.  This philosophy holds that the compensation of each executive should be influenced significantly by the executive’s individual performance, measured by financial, non-financial and market performance criteria, as well as be commensurate with the compensation levels of an appropriate peer group of companies.  Through the use of cash annual incentive awards and long-term incentive awards granted in the form of equity, executives have the opportunity to receive total compensation at the 75th to 100th percentile of the peer group companies in recognition of the executive’s individual performance and the role played in the Company’s performance.  In summary, the key objectives include the following:

•                  establish a plan that attracts, retains and motivates executives through compensation that is competitive with compensation for executive officers providing comparable services to comparable companies (“competitive compensation” objective);

•                  link a portion of executive’s compensation with the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return (“performance incentives” objective); and

•                  build a pay-for-performance system that encourages and rewards successful initiatives within a team environment (“leadership incentives” objective).

The executive compensation plan has been structured to provide short- and long-term incentives for executive performance that we believe promote continuing improvements in the Company’s financial results and return to shareholders.  Each element of the compensation relationship is focused on the long-term success of the Company and the executive’s sharing in that success.  The base salary paid to an executive is the day-to-day ongoing motivation.  The annual incentive award and long-term incentive award available to an executive both focus on the annual and future success of the Company, and are determined with base salary in mind.  These components collectively comprise an executive’s total remuneration (defined as the sum of base salary, annual incentive awards and long-term incentive awards).

Benchmarking

The Compensation Committee obtains executive compensation information for other REITs from an external consultant for benchmarking purposes.  The Company’s objective in benchmarking is to provide compensation that is competitive with compensation for executives providing comparable services.  Facets of this information pertaining to each executive position that are of particular interest to the Compensation Committee include the following: (1) compensation levels, both in total and by element of compensation; (2) percentage of total compensation derived from compensation categories (base salary, annual incentive award, equity grant and other miscellaneous perquisites); and (3) value of Company equity owned (common shares, common share equivalents and common share options).  This compensation data is considered in computing an executive’s total remuneration, which is the focal point for the Committee ensuring that the executives are paid commensurate with the peer group executives of like positions.

For 2006, a peer group of 16 companies was selected from a blend of office, diversified and industrial REITS in the $567.5 million to $12.3 billion equity market cap range.  The Compensation Committee, with the assistance of the SM Group, selected the 16 peer group companies from the larger group based on total market capitalization, equity market capitalization and level of performance relative to the Company.  In completing this selection process, the Compensation Committee decided to include among the 16 peer group companies more companies that are larger rather than smaller than the Company in terms of total market capitalization and equity market capitalization, due in large part to the growth that the Company has experienced and expects to continue.  The companies included in the peer group for purposes of 2006 compensation are set forth below:

Alexandria Real Estate Equities, Inc.	Highwoods Properties, Inc.
AMB Property Corporation	Kilroy Realty Corporation
American Financial Realty Trust	Lexington Corporate Properties Trust
Boston Properties, Inc.	Liberty Property Trust
Brandywine Realty Trust	Mack-Cali Realty Corporation
Colonial Properties Trust	Maguire Properties, Inc.
Crescent Real Estate Equities Company	SL Green Realty Corp.
Duke Realty Corporation	Spirit Finance Corporation

After selecting the peer group, the SM Group reviewed each executive’s position description and interviewed each executive in order to understand the executive’s goals/objectives and responsibilities.  Base salary and annual incentive award were compared to the previous year’s cash compensation for like positions in the peer group at the 25th, 50th and 75th percentiles and the average.  Long-term incentive awards were compared to the previous three years for like positions within the peer group at the 25th, 50th and 75th percentiles and the average.  The SM Group provided this data to the Compensation Committee.

As described below, each executive officer was evaluated by the Compensation Committee for individual performance and contribution to the success of the Company and, where applicable, his or her business unit, taking into account the views of other members of the Board of Trustees and, in the case of executives other than the Chief Executive Officer, Mr. Griffin.  The Compensation Committee then compared each executive’s compensation to the 25th, 50th, 75th percentiles and average compensation for the comparable position within the peer group and generally used these comparisons as a guideline for establishing executive compensation recommendations.

Elements of Compensation

The elements of the Company’s executive compensation are primarily comprised of base salary, annual incentive awards and long-term incentive awards, with all three elements designed to complement each other in meeting the compensation objectives set forth above.  The Compensation Committee determines the mix and weightings of each of our key compensation elements by considering data from our peer group.  The identification and mix of the elements of the executive compensation plan are believed to be appropriate for the company for reasons including the following:

•                  they focus on both operating results (short-term focus) and creation of shareholder value (long-term focus);

•                  they align the interests of the executive to shareholder interests through long-term incentive awards and the use of total shareholder return as a metric;

•                  they emphasize leadership and teamwork for long-term Company success, given the current business climate and intense competitive challenges; and

•                  they are comparable to the types and mix of executive compensation relative to executives in the peer group.

Base Salary

We view base salary as payment for ongoing performance throughout the year.  The base salaries of executives are determined in consideration of their position’s scope of responsibilities and their personal skills and experience.  Executives are eligible for periodic increases in their base salary as a result of individual performance, significant increases in their duties and responsibilities or increases in the base salaries of executives in the peer group.  The Compensation Committee annually reviews peer group base salary information for each executive position, as provided by an external consultant.  The Chief Executive Officer evaluates the data provided by the external consultant, after which he submits recommendations for other executives to the Compensation Committee for their consideration.  After considering the peer group information and the Chief Executive Officer’s recommendations, and considering the effect of internal salary compression, the Compensation Committee recommends, and the Board of Trustees approves, any salary changes for executives.   Base salary compensation is paid in cash bi-weekly.  In 2006, the following actions took place regarding our Named Executive Officer base salaries:

•                  Mr. Griffin’s annual base salary was increased from $535,000 to $570,000 effective June 26, 2006;

•                  Mr. Waesche’s annual base salary was increased from $343,200 to $425,000 effective June 26, 2006.  This increase contemplated the effects of a change in position from Chief Financial Officer to Chief Operating Officer effective August 14, 2006;

•                  Mr. Riffee was hired at an annual base salary of $340,000 effective August 14, 2006;

•                  Mr. Taylor’s annual base salary was increased from $252,000 to $311,000 effective June 26, 2006; and

•                  Ms. Singer’s annual base salary was increased from $189,055 to $255,000 effective June 26, 2006.  This increase was partially in anticipation of her promotion to Senior Vice President effective September 21, 2006.

Annual Incentive Awards

Our philosophy of awarding cash annual incentive awards is designed to relate executive pay to annual Company, business unit and executive performance.  The Compensation Committee establishes defined annual incentive award levels for different thresholds of Company, business unit and executive performance, all determined by performance against defined objectives.  Actual annual incentive awards are determined once actual performance in these areas is known.  Annual incentive awards are considered non-equity incentive plan compensation in the compensation tables appearing later in this proxy statement.

Each year, the Compensation Committee receives data from its external compensation consultant regarding annual incentive award levels of executives in the peer group, and provides a copy to the Chief Executive Officer.  The Compensation Committee, after considering recommendations from the Chief Executive Officer, derives objectives levels on which annual incentive awards will be based for three levels of performance: threshold, target and maximum.  The Compensation Committee, again after considering peer group data and recommendations from the Chief Executive Officer, then derives annual incentive awards, as a percentage of base salary, for each of the three levels of performance, to be presented to the Board of Trustees.  In the first quarter of each year, the Compensation Committee and the Board of Trustees approve annual incentive awards, as a percentage of base salary, for the three levels of performance for that year.  During the first quarter of the following year, the Compensation Committee reviews the results of performance relative to the objectives levels to determine the appropriate award.  To assist in this process, the Chief Executive Officer submits annual incentive award recommendations for the other executives to the Compensation Committee for its consideration.  The Compensation Committee then recommends, and the Board of Trustees approves, the annual incentive awards for the executive officers.

As described above, the Company has three classifications of objectives that it uses for annual incentive awards: (1) company objectives; (2) business unit objectives; and (3) individual objectives.  The mix between these classifications of objectives varies by executive, as reflected in the table below:

	Weight of Objectives on 2006 Annual Incentive Award
	Company Objectives
Name of Executive	Diluted FFO per Share	Diluted AFFO per Share	Business Unit Objectives	Individual Objectives	Total
Randall M. Griffin	50.0%	50.0%	0.0%	0.0%	100.0%

Roger A. Waesche, Jr.	37.5%	37.5%	25.0%	0.0%	100.0%

Stephen E. Riffee	42.5%	42.5%	15.0%	0.0%	100.0%

Dwight S. Taylor	20.0%	20.0%	60.0%	0.0%	100.0%

Karen M. Singer	25.0%	25.0%	30.0%	20.0%	100.0%

The measures used in defining Company objectives in 2006 were fully diluted funds from operations per share (“diluted FFO per share”) and fully diluted adjusted funds from operations per share (“diluted AFFO per share”), both of which are measurements used by equity REITs to evaluate financial performance.  The measures used in defining business unit performance were tailored to apply to the nature of the business units’ operations for which the executive is responsible.  Business unit objectives for the executive officers included the following:

•                  Mr. Waesche: property operations measures, including net operating income; capital expenditures and occupancy rate; finance and accounting objectives due to his responsibilities in those areas prior to his promotion to Chief Operating Officer; and transactional, strategic and management goals;

•                  Mr. Riffee: team development objectives relating to the Company’s accounting and information technology departments;

•                  Mr. Taylor: timeliness and cost effectiveness of construction deliveries; construction starts for designated properties; design and permitting progress on designated properties; and third party fee generation; and

•                  Ms. Singer: quality, timeliness and accuracy of legal guidance and performance associated with major business transactions.

Ms. Singer’s individual objectives were related to her level of performance in key components of her job responsibilities, as well as continuing professional development.  The Compensation Committee also may, and has in the past, used discretion in determining adjustments to executive annual incentive awards.

The range of annual incentive awards established by the Board of Trustees for 2006 for the executive officers are set forth below:

	Annual Incentive Award Available as a Percentage of Base Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
Randall M. Griffin	75%	150%	200%

Roger A. Waesche, Jr. (1)	45%	90%	130%

Stephen E. Riffee (2)	65%	85%	120%

Dwight S. Taylor	70%	100%	120%

Karen M. Singer	65%	85%	120%

(1) The percentage reflected for Mr. Waesche is blended for the two positions he held with us in 2006.

(2) Mr. Riffee’s annual incentive award available was prorated by 37.5% for the amount of time in 2006 that he was employed by the Company.

The range of estimated annual incentive awards that were available for 2006, based on the respective executives’ base salary levels at December 31, 2006, are set forth in the table below entitled “Grants of Plan-Based Awards.”  In 2006, the Company’s diluted FFO per share results were between the threshold and target levels and the diluted AFFO per share results were at the target level.  As a result, the annual incentive awards for all of the executives were at the following levels, as a percentage of base salary used to derive the amount: Mr. Griffin: 118.4%, although that amount was reduced to 114.0% of base salary at Mr. Griffin’s request; Mr. Waesche: 71.8%; Mr. Riffee: 78.3%, although that amount was reduced to 43.1% at Mr. Riffee’s request; Mr. Taylor: 80.7%; and Ms. Singer: 81.6%.

Long-Term Incentive Awards

Long-term incentive awards are designed to link executive compensation to the Company’s growth and long-term common share performance.  Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Company.  Long-term incentive awards typically take the following forms:

•                  Common shares subject to forfeiture restrictions (“restricted shares”).  The Company periodically issues restricted shares to the executive officers.  We believe that the ownership of shares by executives assists in aligning executive interests with that of the Company’s shareholders.  Restricted share grants are typically made upon the achievement of performance criteria, as described further.  Restricted shares have also been granted upon the hiring of new executives.  Once granted, restricted shares vest over a defined period of time as the executive remains employed by the Company.  Recipients of restricted share grants are entitled to receive dividends on such shares and can cast votes on shareholder matters for such shares prior to share vesting.  Restricted shares were the only form of long-term incentive award granted to executive officers in 2006.

•                  Common share options.  The Company has, in the past, granted executives common share options, although since 2002 they have been used to a lesser extent than restricted shares and no such grants were made in 2006.  Common share options vest over a defined period of time as the executive remains employed by the Company.

•                  COPT Operating Partnership Profit Interests Units (“LTIP Units”).  In March 2007, the Board of Trustees approved, as part of the long-term incentive plan, the issuance of LTIP Units.  The approval is effective upon the amendment of the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership to create the LTIP Units, which is expected to occur promptly after the date of the proxy statement.  LTIP Units would be issued as a separate class of units of limited partnership interest in our Operating Partnership structured as “profits interests” for U.S. Federal income tax purposes. As profits interests, the liquidation value of LTIP Units initially will not have full parity, on a per-unit basis, with common units of limited partnership interest in our Operating Partnership.  Upon the occurrence of specified events, LTIP Units can over time achieve full parity with common units and therefore achieve an economic value for the participant equivalent to common units.  If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, common shares on a one-for-one basis.  There are circumstances under which LTIP Units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP Units will be less than the value of an equal number of our common shares and may be zero or a nominal amount.  LTIP Units may be issued subject to time-based or performance-based vesting conditions.  Recipients of LTIP Units will be entitled to distributions on a per unit basis, equal to the dividends per share paid on our common shares, once such LTIP Units are vested.

LTIP Units are designed to offer executives the same long-term incentive as restricted shares, while allowing them to enjoy the more favorable U.S. Federal income tax treatment available for “profits interests.”  More specifically, one key disadvantage of restricted shares is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the common shares.  As a result, executives often need to sell a portion of their vested shares upon vesting or exercise share options to pay taxes on their restricted share awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long-term.  Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP Units.  Therefore, an executive who wishes to hold his or her equity awards for the long-term can do so in a more tax-efficient manner with LTIP Units, although with LTIP Units, the Company would not be entitled to a corresponding income tax deduction.  The Company believes that the use of LTIP Units (1) enhances its equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted shares and (4) further aligns the interests of our executives with the interests of the Company’s shareholders.  The Company also believes that these benefits outweigh the loss of income tax deductions by the Company from the issuance of LTIP Units, as compared to restricted shares.

Each year, the Compensation Committee derives objectives levels on which long-term incentive awards will be based for three levels of performance: threshold, target and maximum.  To assist in this process, the Chief Executive Officer submits recommendations for objectives levels for the other executives to the Compensation Committee.  The Compensation Committee also at this time uses data received from its external consultant in the prior year regarding long-term incentive awards for executives in the peer group to derive percentages of executives’ total remuneration to be in the form of long-term incentive awards for the three levels of performance.  To assist in this process, the Chief Executive Officer evaluates the data provided by the external consultant and, based on such evaluation, submits recommendations for other executives’ long-term incentive awards to the Compensation Committee for its consideration.  By the first quarter of each year, the Compensation Committee and the Board of Trustees approve long-term incentive awards, as percentages of total remuneration, to be applied for the three levels of performance for that year.  During the first quarter of the period following the period to which long-term incentive awards pertain, the Compensation Committee reviews the results of performance relative to the objectives levels to determine the appropriate award.  To assist in this process, the Chief Executive Officer submits long-term incentive award recommendations for the other executives to the Compensation Committee for its consideration.  The Compensation Committee then recommends, and the Board of Trustees approves, the long-term incentive awards for the executive officers.

For 2006, long-term incentive awards were available based on the following criteria

•                  35% of available award based on the achievement of Company’s objective for diluted FFO per share (same objective used for annual incentive award);

•                  35% of available award based on the achievement of Company’s objective for diluted AFFO per share (same objective used for annual incentive award);

•                  15% of available award based on the achievement of Company’s objective for total shareholder return, which is calculated based on a combination of total dividend return and growth in common share price during the year; and

•                  15% of available award was a discretionary grant by the Board of Trustees based on the executive’s performance and leadership.

The range of long-term incentive awards established by the Board of Trustees for the executive officers for the three levels of performance are set forth below:

	Long-Term Incentive Award Available
	as a Percentage of Total Remuneration
Name of Executive	Threshold Level	Target Level	Maximum Level
Randall M. Griffin	50%	55%	65%

Roger A. Waesche, Jr.	40%	50%	60%

Stephen E. Riffee (1)	35%	45%	55%

Dwight S. Taylor	35%	45%	55%

Karen M. Singer	35%	45%	55%

(1)          Mr. Riffee’s long-term incentive award available was prorated by 37.5% for the amount of time in 2006 that he was employed by us.

The range of estimated long-term incentive awards that was available for 2006 is set forth in the table below entitled “Grants of Plan-Based Awards.”  The actual long-term incentive awards of executives for 2006 were made at the target level based on the following:

•                  diluted FFO per share results were between the threshold and target levels;

•                  diluted AFFO per share results were at the target level;

•                  total shareholder return was at the maximum level; and

•                  the discretionary grant by the Board of Trustees was at the maximum level.

The number of awards under the long-term incentive plan for 2006 performance, which all took the form of restricted shares, were determined based on the price of our common shares on February 22, 2007, which is the date the analysis regarding awards was completed.  The Company considered the restricted shares to be granted on March 1, 2007, the date the Compensation Committee and the Board of Trustees approved the grant.  The common shares granted for 2006 performance under the long-term incentive plan vest annually in the following increments: 33.3% upon the first anniversary following the date of grant, 33.3% upon the second anniversary and 33.4% upon the third anniversary.

The Compensation Committee and the Board of Trustees also approved the grant of 30,000 restricted shares to Mr. Riffee effective on his commencement of employment on August 14, 2006.  The forfeiture restrictions on these shares lapse annually in the following increments: 16% upon the first anniversary following the date of grant, 18% upon the second anniversary, 20% upon the third anniversary, 22% upon the fourth anniversary and 24% upon the fifth anniversary.

In December 2006, the Compensation Committee and the Board of Trustees approved a long-term incentive compensation program that contains an out-performance component.  Participants in this program will share in a “performance pool” if our total shareholder return (calculated as a combination of total dividend return and growth in common share price ) for the period from January 1, 2007 through December 31, 2009 is in excess of 18% annually over such period.  Participants would receive LTIP Units or restricted shares valued at 12% of the total shareholder return value in excess of the 18% annual target return, plus the amount of distributions that would have been paid on such LTIP Units or restricted shares during the measurement period if the units or shares had been issued and had vested as of the beginning of the performance period.  At the end of the three-year measurement period, 33 1/3% of the award will vest immediately, and the remainder will vest ratably over the following two years subject to continued employment.  The total value of awards under this component is capped at $25.0 million.  Participants in the Plan include employees at the director level and above, which currently represents approximately 35 employees.

Retirement Benefits

Our retirement benefits are designed to assist executives in accumulating sufficient amounts to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) plan

We have a 401(k) defined contribution plan covering substantially all of our employees that permits participants to defer up to a maximum of 15% of their compensation up to the applicable Internal Revenue Service wage or contribution limits.  We match a participant’s contribution in an amount equal to 50% of the participant’s elective deferral for the plan year up to a maximum of 6% of a participant’s annual compensation.  Employees’ contributions are fully vested and our matching contributions vest in annual

one-third increments.  Once an employee has been with the Company for three years, all matching contributions are fully vested.   All Named Executive Officers are eligible to participate in this plan.

Nonqualified deferred compensation plan

We offer our senior management team (director level and above) a nonqualified deferred compensation plan.  This plan allows for the deferral of up to 100% of a participant’s cash compensation on a pre-tax basis and enables such participant to receive a tax-deferred return on such deferrals.  The plan also provides for us to match the participant’s contribution in an amount equal to 50% of the participant’s elective deferral for the plan up to a maximum of 6% of a participant’s annual compensation after deducting contributions, if any, made under our 401(k) plan.  Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts.  The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974.  The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants.  Participants in this plans may choose to receive account balances in a lump sum or in 5, 10 or 15 annual installments upon termination of employment or in the event of a “change in control” of the Company, as defined in the Plan.  Payments are also due to parties designated by the participant in lump sum upon the death of a participant.  Participant account balances become fully vested in the event of a “change in control” of the Company, as defined in the Plan, or in the event that a participant becomes permanently disabled.  Participation in the deferred compensation plans is voluntary. Information about the Named Executive Officers’ participation in our deferred compensation plans is set forth below in the tables entitled “Summary Compensation Table” and “Nonqualified Deferred Compensation Table.”

Severance and Change-in-Control Benefits

The employment agreements of all the executives have termination of employment clauses related to: (1) premature termination; (2) constructive termination; (3) cause; (4) death; (5) disability; (6) change in control; and (7) voluntary termination.

The employment agreements of executives provide for severance payments in the event of termination by us without cause (premature termination) or by the executives based upon constructive termination.  The employment agreements provide for these payments in order to assist employees in their transition to new employment.

The employment agreements also provide for payments to executives in the event of a change in control of the Company.  We adopted the change in control provisions to ensure that, in the event that the Company is considering a change in control transaction, the employees involved in considering the offer will act in the interest of the shareholders.  If a change in control were to occur, the employees would likely not be in a position to influence our performance and may not be in a position to earn their incentive awards or vest in their equity awards.  Therefore, the provisions are designed to make a transaction neutral to the employees’ economic interests.

The terms of severance and change in control benefits are described in detail in the section below entitled “Potential Payments on Termination, Change in Control, Death or Disability.”

Due to the authority vested with the executive officers and the knowledge of Company proprietary information held by such executives, the Company must protect its real estate interests in each of its major markets.  For this reason, executive employment agreements include non-compete provisions for a 24-month period following termination of employment of executives.

Other Benefits and Perquisites

As employees, our executive officers are eligible to participate in other employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance.  In addition, we compensate our executive officers with certain personal benefits and perquisites that are not generally available to most of our other employees; these benefits and perquisites include the following:

•                  auto allowances;

•                  reimbursement for income taxes associated with vesting of restricted shares for certain shares granted prior to 2001;

•                  reimbursement for a defined amount of personal financial and tax preparation fees;

•                  participation in the Johns Hopkins Executive Wellness Program; and

•                  supplemental long-term disability insurance coverage in the case of our Chief Executive Officer and Chief Operating Officer.

The value of these benefits to the Named Executive Officers is included in the table below entitled “Summary Compensation Table.”  The Compensation Committee believes that these benefits are aligned with our desire to attract and retain superior management talent for the benefit of the Company.

Accounting for Each Form of Compensation

The tax and accounting implications associated with the key elements of our executive compensation are set forth below:

•                  Salary is expensed as incurred.

•                  Cash annual incentive awards are recognized over the period to which such awards relate.

•                  Share option awards and restricted share grants are recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting period).

Tax Compliance Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on Corporate Office Properties Trust’s income tax return to compensation of $1 million for Named Executive Officers.  Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met.  The Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company’s executives with appropriate rewards for their performance.  We did not pay any compensation in 2006 that was not deductible under Section 162(m) of the Internal Revenue Code, and do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

Executive Ownership and Capital Accumulation

As discussed above, we issue common shares to executives through our long-term incentive plan.  We believe that the ownership of shares by executives assists in aligning executive interests with that of the Company’s shareholders.  We do not have set guidelines for share ownership by executives.

The Compensation Committee and the Board of Trustees do not consider accumulated wealth of executive officers from prior year awards under our long-term incentive plan in making current year compensation decisions.

Trading Controls

Executive officers are required to receive the permission of Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents.  Executives are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter end and a period of time following the release of earnings for each quarter end.

Executives bear full responsibility if they violate Company policy by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and the Company’s 2007 proxy statement. This report is provided by the following independent Trustees, who comprise the committee.

COMPENSATION COMMITTEE

Thomas F. Brady, Chairman

Douglas M. Firstenberg

Kenneth S. Sweet, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the three independent Trustees listed above.  No Compensation Committee member has any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than his relationship as a Trustee.

Summary Compensation Table

The following table summarizes the compensation earned by our Named Executive Officers for 2006.  The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers.

					Non-Equity
Name and			Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Awards (1)	Awards (2)	Compensation (3)	Compensation (4)	Total
Randall M. Griffin President and Chief Executive Officer	2006	$552,500	$997,294	$—	$650,000	$886,280	$3,086,074
Roger A. Waesche, Jr. Executive Vice President and Chief Operating Officer (5)	2006	384,100	350,141	—	266,000	82,912	1,083,153
Stephen E. Riffee Executive Vice President and Chief Financial Officer (6)	2006	137,915	104,114	—	55,000	23,215	320,244
Dwight S. Taylor President, COPT Development and Construction Services, LLC	2006	281,500	150,590	—	251,000	48,586	731,676
Karen M. Singer Senior Vice President, General Counsel and Secretary	2006	222,027	67,541	4,946	208,000	31,215	533,729

(1)          Represents expense recognized in 2006 under SFAS 123(R) relating to awards of restricted shares, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions.  See Notes 2 and 12 to the Company’s consolidated financial statements included in the Company’s Annual Report to shareholders for the year ended December 31, 2006 for additional information regarding restricted shares.

(2)          Represents expense recognized under SFAS 123(R) relating to awards of share options, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions.  See Notes 2 and 12 to the Company’s consolidated financial statements included in the Company’s Annual Report to shareholders for the year ended December 31, 2006 for additional information regarding share options, including assumptions made in determining values for common share options.

(3)          Represents annual incentive awards granted in 2007 as compensation for services performed during 2006.

(4)          Refer to the table below entitled “All Other Compensation” for amounts, which include perquisites, auto allowances, personal financial and tax preparation fees paid by the Company on behalf of the officers, dividends on unvested restricted common shares and Company match on employee contributions to the Company’s 401(k) and nonqualified deferred compensation plans.

(5)          Mr. Waesche served as our Chief Financial Officer until August 14, 2006, when he was promoted to Chief Operating Officer.

(6)          Mr. Riffee joined the Company on August 14, 2006.

All Other Compensation

					Tax	Matching of
	Financial		Johns		Gross-Ups	Contributions
	Advice,		Hopkins	Dividends	Upon	to 401(k)
	and Tax		Wellness	on Unvested	Restricted	and Deferred
	Preparation	Auto	Program	Restricted	Share	Compensation
Name	Benefits	Allowance	Participation	Shares	Vesting	Plan	Total
Randall M. Griffin	$4,300	$15,000	$—	$192,295	$668,085	$6,600	$886,280

Roger A. Waesche, Jr.	—	12,000	2,260	62,052	—	6,600	82,912

Stephen E. Riffee	—	4,615	—	18,600	—	—	23,215

Dwight S. Taylor	4,741	10,546	—	26,699	—	6,600	48,586

Karen M. Singer	956	9,231	2,259	12,169	—	6,600	31,215

Employment Agreements

We have employment agreements with our Named Executive Officers that establish various parameters of their compensation, particularly their base salaries and various benefit entitlements.  A description of material terms of these agreements follows:

•                  Randall M. Griffin is party to an agreement that commenced on April 1, 2005 and expires on June 30, 2010;

•                  Roger A. Waesche, Jr. is party to an agreement that commenced on July 1, 2002 and expires on June 30, 2013;

•                  Stephen E. Riffee is party to an agreement that commenced on August 14, 2006 and expires on August 13, 2012;

•                  Dwight S. Taylor is party to an agreement that commenced on July 1, 2002 and expires on March 31, 2009; and

•                  Karen M. Singer is party to an agreement that commenced on September 15, 2005 and expires on September 14, 2010.

Each of these agreements has continuous and self-renewing one-year terms after the basic term unless otherwise indicated by either the Company or the executive prior to a specified point in time during the then current term.  These agreements may be terminated by either the Company or the executive at any time on one day’s prior notice.  Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.  The agreements provide that incentive compensation shall be set by the Board of Trustees upon the Compensation Committee’s recommendation.  The Compensation Committee may take action in future years to increase the executive officers’ base salaries.  Current base salary and allowance for automobile, personal financial planning and income tax preparation provided for under the agreements of the Named Executive Officers are set forth below:

Name of Executive	Current Base Salary	Allowance for Automobile, Personal Financial Planning and Income Tax Preparation
Randall M. Griffin	$570,000	$21,000

Roger A. Waesche, Jr.	425,000	17,000

Stephen E. Riffee	340,000	17,000

Dwight S. Taylor	311,000	16,000

Karen M. Singer	255,000	12,200

These employment agreements provide for severance packages in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change of control of Corporate Office Properties Trust, as defined in the agreements.  The employment agreements also provide for full vesting of common share options and restricted shares upon death or disability.  These provisions are discussed further in the section below entitled “Potential Payments on Termination, Change in Control, Death or Disability.”

Grants of Plan-Based Awards

The following table sets forth information about equity and non-equity awards granted to the Named Executive Officers for 2006.

			Estimated Future			Estimated Future			Shares Granted		Grant Date
		Board of	Payouts Under Non-Equity			Payouts Under Equity			Under Equity	All Other	Fair Value
		Trustees	Incentive Plan Awards (2)			Incentive Plan Awards (3)			Incentive Plan	Stock	of Equity
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards
Name	Date (1)	Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	(# shares) (4)	(# shares) (5)	($) (4)(5)
Randall M. Griffin	3/9/2006	3/9/2006	$427,500	$855,000	$1,140,000	24,619	30,090	45,722	30,188	—	$1,526,607

Roger A. Waesche, Jr.	3/9/2006	3/9/2006	166,698	333,395	481,571	9,109	13,664	20,496	13,708	—	693,214

Stephen E. Riffee	3/1/2007	3/1/2007	82,875	108,375	153,000	2,420	3,677	5,492	3,689	—	186,553
	8/14/2006	7/27/2006	—	—	—	—	—	—		30,000	1,357,200

Dwight S. Taylor	3/9/2006	3/9/2006	217,700	311,000	373,200	5,984	9,093	13,583	9,122	—	461,300

Karen M. Singer	3/9/2006	3/9/2006	165,750	216,750	306,000	4,930	7,491	11,190	7,515	—	380,034

(1)                March 9, 2006 is the date on which the Board of Trustees established the range of potential annual incentive awards and long-term incentive payouts for the Named Executive Officers with respect to services to be performed during 2006 except for in the case of Mr. Riffee, whose range was established on March 1, 2007.

(2)                As described in the section entitled “Compensation Discussion and Analysis,” the Board of Trustees approved annual incentive awards for the executive officers, as a percentage of base salary, for three levels of performance.  These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board of Trustees for 2006, as converted from the percentages of base salary, using the executive’s base salary used to compute the 2006 annual incentive award.  In 2006, the Company’s diluted FFO per share results were between the threshold and target levels and the diluted AFFO per share results were at the target level.  As a result, the annual incentive award payouts for all of the executives were at the following levels:

•                  Mr. Griffin: 118.4% of base salary, or 78.9% of target, although that amount was reduced to 114.0% of base salary at Mr. Griffin’s request;

•                  Mr. Waesche: 71.8% of base salary, or 79.8% of target;

•                  Mr. Riffee: 78.3% of base salary, prorated by 37.5% for the amount of time in 2006 that he was employed by the Company, or 92.1% of target, although that amount was reduced to 43.1% of base salary at Mr. Riffee’s request;

•                  Mr. Taylor: 80.7% of base salary, or 80.7% of target; and

•                  Ms. Singer: 81.6% of base salary, or 96.0% of target.

The actual annual incentive award payouts were approved by the Board of Trustees on March 1, 2007.

(3)                As described in the section entitled “Compensation Discussion and Analysis,” the Board of Trustees approved long-term incentive awards for the executive officers, as a percentage of total remuneration, for three levels of performance.  These columns show the estimated future payouts of long-term incentive awards for the three levels of performance approved by the Board of Trustees for 2006, as converted from percentages of total remuneration, using the following assumptions:

•                  in computing total remuneration used to derive the dollar amount of remuneration to take the form of long-term incentive awards, we used the executive’s annual base salary as of December 31, 2006 (Mr. Riffee’s salary was prorated by 37.5% for the amount of time in 2006 that he was employed by the Company) and actual annual incentive award for 2006 performance before voluntary adjustments; and

•                  in computing the number of shares from the dollar amount of remuneration to take the form of long-term incentive awards, we used a per share value of $50.57, the closing price of our common shares on the New York Stock Exchange (“NYSE”) on March 1, 2007.

The 2007 grant for 2006 performance was made approximately at the target levels based on the following:

•                  diluted FFO per share results were between the threshold and target levels;

•                  diluted AFFO per share results were at the target level;

•                  total shareholder return was at the maximum level; and

•                  the discretionary grant by the Board of Trustees was at the maximum level.

The actual long-term incentive award payouts were approved by the Board of Trustees on March 1, 2007.

(4)                This column reflects the restricted share awards made on March 1, 2007 under the long-term incentive plan related to 2006 performance.  These shares vest over a three-year period in equal increments on the anniversary of the grant date.  The grant date fair value of these awards was calculated using the closing common share price on the NYSE on March 1, 2007 of $50.57.  This column does not include restricted share awards granted on March 9, 2006 under the long-term incentive plan related to 2005 performance, which are set forth in the table below:

Name of Executive	Number of Shares Granted in 2006 for 2005 Performance Under Equity Incentive Plan	Grant Date Fair Value of Equity Awards
Randall M. Griffin	47,900	$2,011,800

Roger A. Waesche, Jr.	17,966	754,572

Dwight S. Taylor	7,430	312,060

Karen M. Singer	4,101	172,242

The forfeiture restrictions on the shares granted in 2006 for 2005 performance lapse annually in the following increments: 16% upon the first anniversary following the date of grant, 18% upon the second anniversary, 20% upon the third anniversary, 22% upon the fourth anniversary and 24% upon the fifth anniversary.  The grant date fair value of the shares granted in 2006 for 2005 performance was calculated using the closing common share price on the NYSE on March 9, 2006 of $42.00.

(5)                This column reflects a restricted share award granted to Mr. Riffee upon the commencement of his employment.  The grant date fair value of these awards was calculated using the closing common share price on the NYSE on August 14, 2006 of $45.24.

Outstanding Equity Awards at December 31, 2006

The table below provides information about unexercised common share options and unvested restricted shares at December 31, 2006 for the Named Executive Officers.

								Equity Incentive Plan Awards
						Restricted Share Awards		Number of	Market Value of
		Option Awards				Number of	Market Value	Unearned	Unearned
		Number of Securities Underlying		Option	Option	Shares That	of Shares That	Shares That	Shares That
		Unexercised Options		Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (2)	Vested ($) (3)	Vested (4)	Vested ($) (5)
Randall M. Griffin	9/28/1998	120,000	—	$9.25	9/28/2008	—	$—	—	$—
	3/11/1999	20,000	—	9.25	3/11/2009	—	—	—	—
	12/16/1999	210,000	—	7.38	12/16/2009	—	—	—	—
	1/1/2000	6,932	—	7.63	1/1/2010	—	—	—	—
	9/12/2000	25,000	—	9.75	9/12/2010	—	—	—	—
	3/8/2001	50,000	—	9.90	3/8/2011	—	—	—	—
	3/7/2002	168,068	—	12.45	3/7/2012	—	—	—	—
	12/16/1999	—	—	—	N/A	51,003	2,574,121	—	—
	1/4/2000	—	—	—	N/A	2,125	107,249	—	—
	5/15/2003	—	—	—	N/A	6,900	348,243	—	—
	2/26/2004	—	—	—	N/A	19,659	992,190	—	—
	2/25/2005	—	—	—	N/A	34,663	1,749,442	—	—
	3/9/2006	—	—	—	N/A	47,900	2,417,513	—	—
	3/9/2006	—	—	—	N/A	—	—	45,722	2,307,589
Roger A. Waesche, Jr.	9/12/2000	85,000	—	9.75	9/12/2010	—	—	—	—
	3/7/2002	50,000	—	12.45	3/7/2012	—	—	—	—
	5/15/2003	—	—	—	N/A	2,760	139,297	—	—
	2/26/2004	—	—	—	N/A	11,150	562,741	—	—
	2/25/2005	—	—	—	N/A	20,426	1,030,900	—	—
	3/9/2006	—	—	—	N/A	17,966	906,744	—	—
	3/9/2006	—	—	—	N/A	—	—	20,496	1,034,433
Stephen E. Riffee	8/14/2006	—	—	—	N/A	30,000	1,514,100	—	—
Dwight S. Taylor	9/28/1998	27,500	—	9.25	9/28/2008	—	—	—	—
	3/8/2001	75,000	—	9.90	3/8/2011	—	—	—	—
	5/15/2003	—	—	—	N/A	2,484	125,367	—	—
	2/26/2004	—	—	—	N/A	4,817	243,114	—	—
	2/25/2005	—	—	—	N/A	7,639	385,540	—	—
	3/9/2006	—	—	—	N/A	7,430	374,992	—	—
	3/9/2006	—	—	—	N/A	—	—	13,583	685,534
Karen M. Singer	1/1/2002	14,000	—	11.87	1/1/2012	—	—	—	—
	1/1/2004	5,000	2,500	20.34	1/1/2014	—	—	—	—
	1/31/2003	—	—	—	N/A	2,216	111,842	—	—
	1/31/2004	—	—	—	N/A	1,453	73,333	—	—
	2/25/2005	—	—	—	N/A	2,543	128,345	—	—
	3/9/2006	—	—	—	N/A	4,101	206,977	—	—
	3/9/2006	—	—	—	N/A	—	—	11,190	564,759

(1) Ms. Singer’s unexercisable share options vested on January 1, 2007.

(2) The forfeiture restrictions on restricted share awards that were unvested at December 31, 2006 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
12/16/1999	All remaining shares vested on 1/1/2007.
1/4/2000	All remaining shares vested on 1/1/2007.
1/31/2003	48% vested on 1/31/2007 and 52% vest on 1/31/2008.
5/15/2003	48% vest on 5/15/2007 and 52% vest on 5/15/2008.
1/31/2004	30% vested on 1/31/2007; 33% vest on 1/31/2008; and 37% vest on 1/31/2009.
2/26/2004	30% vested on 2/26/2007; 33% vest on 2/26/2008; and 37% vest on 2/26/2009.
2/25/2005	21% vested on 2/25/2007; 24% vest on 2/25/2008; 26% vest on 2/25/2009; and 29% vest on 2/25/2010.
3/9/2006	16% vested on 3/9/2007; 18% vest on 3/9/2008; 20% vest on 3/9/2009; 22% vest on 3/9/2010; and 24% vest on 3/9/2011.
8/14/2006	16% vest on 8/14/2007; 18% vest on 8/14/2008; 20% vest on 8/14/2009; 22% vest on 8/14/2010; and 24% vest on 8/14/2011.

(3) Value is calculated by multiplying the number of shares subject to vesting by $50.47, the closing price of our common shares on the NYSE on December 29, 2006, the last trading day of the year ended December 31, 2006.

(4) Represents the maximum number of restricted shares established by the Board of Trustees as of December 31, 2006 to be issued during 2007 for 2006 performance in the form of long-term incentive awards.  The range of long-term incentive awards payouts was established by the Board of Trustees on March 9, 2006, and the actual grants were made on March 1, 2007.  The maximum number of restricted shares established by the Board of Trustees to be issued in 2007 for 2006 performance to Mr. Riffee is not included in this table since such amount was not established as of December 31, 2006.  See the table entitled “Grants of Plan-Based Awards.”  A detailed description of these awards is included in the section entitled “Compensation Discussion and Analysis.”

(5) Value is calculated by multiplying the number of restricted shares established by the Board of Trustees as of December 31, 2006 to be issued during 2007 for 2006 performance in the form of long-term incentive awards by $50.47, the closing price of our common shares on the NYSE on December 29, 2006, the last trading day of the year ended December 31, 2006.

Option Exercises and Stock Vested in 2006

The table below provides information about the value realized on common share options exercised and restricted shares vesting during 2006 for the Named Executive Officers.

	Option Awards		Restricted Share Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise (1)	on Vesting	on Vesting (2)
Randall M. Griffin	13,068	$444,900	64,964	$2,390,063

Roger A. Waesche, Jr.	40,000	1,420,869	24,539	916,998

Stephen E. Riffee	—	—	—	—

Dwight S. Taylor	5,000	195,480	3,849	157,166

Karen M. Singer	19,000	653,988	1,845	74,842

(1) Value realized on share options exercised is calculated by multiplying the difference between the option exercise price and the common share price upon exercise of options by the number of common shares underlying the options.

(2)          Value realized on vesting of restricted shares is calculated by multiplying the average of the high and low common share prices, as reported by the NYSE on the vesting date, by the number of shares vesting.

Nonqualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Company’s nonqualified deferred compensation plan:

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
Named Executive	in 2006 (1)	in 2006 (2)	in 2006 (3)	in 2006	12/31/06 (4)
Randall M. Griffin	$263,310	$1,158	$103,923	$—	$1,409,031

Roger A. Waesche, Jr.	57,328	420	59,501	—	517,139

Stephen E. Riffee	—	—	—	—	—

Dwight S. Taylor	21,909	—	39,348	—	312,291

Karen M. Singer	62,623	2,280	9,867	—	125,984

(1)          The amounts in this column include amounts reflected in the Summary Compensation Table in the salary column, as well as non-equity incentive plan compensation paid in 2006 for 2005.

(2)          The amounts in this column are also included in the Summary Compensation Table in the all other compensation column as a portion of the 401(k) and deferred compensation plan match.

(3)          The amounts in this column reflect aggregate losses or earnings on participant-directed investments.  The nonqualified deferred compensation plan does not pay above-market interest rates.

(4)          The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company’s proxy statements in this year or in prior years:

	Amounts Reported as
	Compensation
Named Executive	Current Year	Prior Years	Total
Randall M. Griffin	$66,029	$950,516	$1,016,545

Roger A. Waesche, Jr.	57,328	245,159	302,487

Stephen E. Riffee	—	—	—

Dwight S. Taylor	21,909	143,589	165,498

Karen M. Singer	31,123	77,753	108,876

Potential Payments on Termination, Change in Control, Death or Disability

The employment agreement of Mr. Griffin provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or Mr. Griffin’s employer:

•                  in the event of termination by us without cause or by Mr. Griffin based upon constructive termination, payment equal to his base annual salary multiplied by three plus the average of his three most recent annual incentive awards multiplied by three;

•                  in the event of a change in control of the Company or Mr. Griffin’s employer, payment equal to his base annual salary multiplied by the number of years then remaining in the employment agreement term (but not less than three years) plus the average of his three most recent annual incentive awards multiplied by the number of years then remaining in the employment agreement term (but not less than three years);

•                  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreements of Mr. Waesche and Mr. Taylor provide for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or the executive’s employer:

•                  payment equal to his base annual salary multiplied by three;

•                  payment equal to the average of his three most recent annual incentive awards multiplied by three;

•                  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreement of Mr. Riffee provides for the following severance package in the event of (1) termination by us without cause or by Mr. Riffee based upon constructive termination or (2) a change in control of the Company or Mr. Riffee’s employer:

•                  payment equal to his base annual salary multiplied by three;

•                  payment equal to the average of his three most recent annual incentive awards multiplied by three;

•                  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination; and

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination;

•                  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

The employment agreement of Ms. Singer provides for the following severance package in the event of (1) termination by us without cause or by Ms. Singer based upon constructive termination or (2) a change in control of the Company or Ms. Singer’s employer:

•                  payment equal to her base annual salary;

•                  payment equal to the average of her three most recent annual incentive awards;

•                  perquisites and benefits for 12 months following termination unless such benefits are available to her through other employment after termination; and

•                  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination.

Under the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the executive’s employment agreement or any renewal term; (2) termination upon disability; or (3) a “for-cause” termination.  A “for- cause” termination is the termination of employment by us on the basis or as a result of (1) a violation by the executive of any applicable law or regulation respecting the Company’s business; (2) the executive’s conviction of a felony or any crime involving moral turpitude; (3) any act of dishonesty or fraud, or the executive’s commission of an act which in the opinion of the Board of Trustees disqualifies the executive from serving as an executive or Trustee; (4) the willful or negligent failure of the executive to perform his or her duties under the employment agreement, which failure continues for a period of 30 days after written notice thereof is given to the executive; or (5) a violation of any provision of the Company’s Code of Business Conduct and Ethics by the executive.

Under the employment agreements, constructive termination is termination initiated by the executive upon such executive being “constructively discharged” by us, which means the occurrence of any of the following events, except in connection with a “for-cause” termination: (1) the executive is not re-elected to, or is removed from, his or her position, other than as a result of the executive’s election or appointment to positions of equal or superior scope and responsibility; (2) the executive shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (3) the Company notifies the executive that the employment of the executive will be terminated or materially modified in the future or that the executive will be constructively discharged in the future; (4) the Company changes the primary employment location of the executive to a place that is more than 50 miles from the primary employment location as of the date of the employment agreement; or (5) the Company otherwise commits a material breach of its obligations under the employment agreement.

Under the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the executive’s employer; or (2) approval by the shareholders of the Company or the executive’s employer of: (a) a merger or consolidation of the Company or the executive’s employer, if the shareholders of the Company or the employer of the executive immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the executive’s employer outstanding immediately before such merger or consolidation; or (b) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Company or the employer of the executive.

In the event of death or disability, the employment agreements provide for the full vesting of all options and restricted shares granted to executive officers under any stock plan or similar program.

The table below reflects the payments that may be made to the Named Executive Officers pursuant to the provisions discussed above, assuming that the termination event described occurred on December 31, 2006.

			Value of	Parachute
		Continuation of	Share Option	Excise Tax	Total
	Cash Severance	Medical/Welfare	and Restricted	Gross-Up	Termination
Name	Payments (1)	Benefits (2)	Share Vestings (3)	Payment (4)	Benefits
Randall M. Griffin
Premature or Constructive Termination	$3,628,404	$19,638	$8,188,758	$—	$11,836,800
Change in Control	$4,233,138	$19,638	$8,188,758	$—	$12,441,534
Death or Disability	$—	$—	$8,188,758	$—	$8,188,758

Roger A. Waesche, Jr.
Premature or Constructive Termination	$2,120,000	$26,737	$2,639,682	$—	$4,786,419
Change in Control	$2,120,000	$26,737	$2,639,682	$—	$4,786,419
Death or Disability	$—	$—	$2,639,682	$—	$2,639,682

Stephen E. Riffee
Premature or Constructive Termination	$1,020,000	$13,241	$1,514,100	$—	$2,547,341
Change in Control	$1,020,000	$13,241	$1,514,100	$730,141	$3,277,482
Death or Disability	$—	$—	$1,514,100	$—	$1,514,100

Dwight S. Taylor
Premature or Constructive Termination	$1,353,000	$4,364	$1,129,014	$—	$2,486,378
Change in Control	$1,353,000	$4,364	$1,129,014	$588,832	$3,075,210
Death or Disability	$—	$—	$1,129,014	$—	$1,129,014

Karen M. Singer
Premature or Constructive Termination	$324,333	$2,324	$595,822	$—	$922,479
Change in Control	$324,333	$2,324	$595,822	$—	$922,479
Death or Disability	$—	$—	$595,822	$—	$595,822

(1)          Cash payments due to the Named Executive Officers upon premature or constructive termination would be paid by the Company monthly over a 12-month period unless otherwise required by or mutually-agreed upon due to tax considerations.  Cash payments due to the Named Executive Officers upon a change in control would be paid by the Company in a lump sum.

(2)          These benefits were computed based on the monthly medical and welfare benefits for the Named Executive Officers as of December 31, 2006 multiplied by the number of months over which such benefits are to continue beyond such executives’ employment termination.

(3)          Value on vesting of share options is calculated by multiplying the difference between share option exercise prices and $50.47, the closing price of our common shares on the NYSE on December 29, 2006, the last trading day of the year ended December 31, 2006, by the number of common shares underlying unvested share options as of December 31, 2006.  Value on restricted share vestings is calculated by multiplying the number of shares subject to vesting as of December 31, 2006 by $50.47.

(4)          The amounts in the table are based on an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 7.0%.  While the employment agreements of Mr. Griffin and Mr. Waesche provide for reimbursement of parachute excise taxes and related tax gross-ups, we determined that no excise taxes were due for such executives in the periods used in the computation.

Proposal 2 — Extension of Amended and Restated 1998 Long-Term Incentive Plan

On December 7, 2006, our Board of Trustees approved an amendment to the Amended and Restated 1998 Long Term Incentive Plan (as amended, the “Plan”) to extend the term of the Plan for a period of ten years.  The Plan was otherwise scheduled to expire in March 2008.  If such amendment is approved by the shareholders, the term of the Plan will be extended for a period of ten years from the date of such approval.  The Plan allows the issuance of (1) incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs” and, collectively with ISOs for purposes of this section, “share options”) of the Company, (2) restricted shares of the Company and (3) dividend equivalents of the Company.  Our Board of Trustees has also approved an amendment to the Plan to allow for the issuance of LTIP Units in the Operating Partnership, subject to the Company finalizing the definitive documentation establishing terms of the LTIP Units.  Collectively, share options, restricted shares, LTIP Units and dividend equivalents shall each be referred to in this section of the proxy statement as an “Award” and shall be referred to collectively in this section of the proxy statement as “Awards.”

For years, we have successfully used Awards granted under the Plan to attract, retain and motivate employees in a highly competitive marketplace.  We believe that our Award grants have been very successful over the years in motivating employees while enhancing shareholder value.  The Board of Trustees wants to continue to have the ability to grant Awards in the future and therefore is seeking shareholder approval of the Plan at this time.

The material features of the Plan are:

•                  The Plan is administered by either the Compensation Committee of the Board of Trustees or by such other Board committee, which may include the entire Board (in either case, for purposes of this section of this proxy statement, the “Committee”), as may be designated by the Board to administer the Plan.  The Committee, in its discretion, may grant a variety of incentive awards based on our common shares;

•                  The maximum number of common shares reserved for issuance in connection with Awards under the Plan is 13% of the total of (i) the number of shares issued and outstanding at the time an Award is granted, plus (ii) the number of common shares which would be outstanding upon redemption of all operating partnership units or other securities of the Company which are convertible into common shares at the time the Award is granted and which have not yet been so redeemed, provided that no more than 300,000 shares shall be cumulatively available for Awards of ISOs and no more than 30% of the total number of shares reserved for issuance shall be cumulatively available for Awards of Restricted Shares and LTIP Units;

•                  The award of share options, restricted shares, LTIP Units and dividend equivalents is permitted;

•                  Persons eligible to participate in the Plan are employees and non-employee Trustees of the Company and its subsidiaries and affiliates as selected by the Committee; and

•                  Any amendment to the Plan which requires shareholder approval pursuant to Section 422 of the Internal Revenue Code of 1986 (the “Code”) is subject to approval by our shareholders.

As of March 15, 2007, the maximum number of common shares reserved for issuance in connection with Awards under the Plan is 7,125,527, which, based solely on the closing price of our common shares as reported on the NYSE on that date, have a maximum aggregate market value of $348,367,015.  As of March 15, 2007, we had 869,569 common shares available for future grant in connection with Awards under the Plan, which, based solely on the closing price of our common shares as reported on the NYSE on that date, have a maximum aggregate market value of $42,513,228.  Common shares issued by us under the Plan will be authorized but unissued shares.  The shares underlying any Awards that are forfeited, canceled, terminated, exchanged, surrendered, settled in cash or otherwise terminated without a distribution of common shares to the recipient are added back to the shares available for issuance under the Plan.

To ensure that share options granted under the Plan to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the Plan provides that share options with respect to no more than 300,000 shares and restricted shares and/or LTIP Units with respect to no more than 300,000 shares may be granted to any one individual during any calendar year period.

Vote Required.  If a quorum is present at the 2007 Annual Meeting, a majority of the votes properly cast at the meeting will be required to approve the Plan.  Abstentions will have the same effect as a vote against the proposal.  Broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the proposal.

The Board of Trustees recommends a vote “FOR” the extension of the Amended and Restated 1998 Long-Term Incentive Plan for a period of 10 years.

Summary of the Plan

The following description of certain features of the Plan, together with the summary of certain material features described above, is intended to be a summary only.  The summary is qualified in its entirety by the full text of the Plan that is attached hereto as Appendix A.

Plan Administration.  Among other powers, the Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to designate Affiliates (as such term is defined in the Plan) and to determine the specific terms and conditions of each award, subject to the provisions of the Plan.  The Committee may delegate, and historically has delegated, to officers or employees of the Company or any Subsidiary (as such term is defined in the Plan) the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) of the Exchange Act and applicable law.

Eligibility and Limitations on Grants.  Persons eligible to participate in the Plan will be those employees and non-employee Trustees of the Company and its Subsidiaries and affiliates as selected from time to time by the Committee.  As of March 15, 2007, approximately 355 individuals were eligible to participate in the Plan.

Share options.  The Plan permits the granting of (1) ISOs, which are share options intended to qualify as incentive stock options under Section 422 of the Code and (2) NQSOs, which are share options that do not so qualify. Share options granted under the Plan will be NQSOs if they fail to qualify as ISOs or exceed the annual limit on ISOs.  NQSOs may be granted to any persons eligible to receive ISOs and to non-employee Trustees.  The option exercise price of each share option will be determined by the Committee.

The term of each Option will be fixed by the Committee.  The Committee will determine at what time or times each Option may be exercised.  Share options may be made exercisable in installments and the exercisability of Share options may be accelerated by the Committee.  Share options may be exercised in whole or in part with notice to the Company.

Upon exercise of share options, the option exercise price must be paid in a method acceptable to the Committee, which may include, without limitation, cash, common shares, notes or other property.  Subject to applicable law, if acceptable to the Committee, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as an ISO, share options must meet additional Federal tax requirements, including a $100,000 limit on the value of shares subject to ISOs that first become exercisable by a participant in any one calendar year.

Restricted shares.  The Committee may award common shares to participants subject to such conditions and restrictions as the Committee may determine.  These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.  In the case of retirement, death or permanent total disability, in the event these awards granted to employees have a performance-based restriction, the Committee, in its sole discretion, may waive in whole or in part any or all remaining restrictions with respect to such employee’s restricted shares.

LTIP Units.  The Committee may award LTIP Units subject to such terms and conditions as the Committee may determine.  Except as may be otherwise determined by the Committee and provided in the award agreement for such LTIP Units, recipients of LTIP Units may be required to make a payment or provide consideration to the Operating Partnership as provided in the award agreement for such LTIP Units.

Dividend Equivalents.  The Committee may award dividend equivalents, which are rights to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares, to participants, either on a free-standing basis or in connection with another Award.  Dividend equivalents may be paid currently or on a deferred basis.

Tax Withholding.  Recipients of Awards under the Plan are responsible for the payment of any Federal, state or local taxes that we are required by law to withhold relating to any Award granted.  The Company is authorized to satisfy tax withholding obligations by withholding shares to be issued pursuant to a share option exercise or other Award.

Change in Control Provisions.  Under the Plan, unless otherwise provided by the Committee at the time of the Award grant, all outstanding Awards shall become fully vested and exercisable at the time of a Change of Control (as such term is defined in the Plan).

Amendments and Termination.  The Board of Trustees may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or recipients of Awards under the Plan, except that any such amendment, alteration, suspension, discontinuation or termination shall be subject to the approval of the Company’s shareholders to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Award recipient, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such recipient under any Award theretofore granted to him or her.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively, provided, however, that, without the consent of a recipient, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such recipient under any Award theretofore granted to him or her.

Effective Date of the Plan

The Board of Trustees adopted the amendment to the Plan on December 7, 2006, and the amended Plan, if approved by shareholders, will become effective on the date of such approval.  Awards of ISOs may be granted under the Plan until December 7, 2016.  No other awards may be granted under the Plan after the date that is 10 years from the date of shareholder approval.  If the Plan is not approved by shareholders, the Plan will continue in effect until it otherwise would have expired, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

The number of common shares that may be granted to any of the Named Executive Officers under the Plan is not determinable at this time, as such grants are subject to the discretion of the Committee.

Accordingly, in lieu of providing benefits that will be received by the following individuals under the Plan, the following table provides information concerning Awards granted to the following individuals and groups of individuals during the year ended December 31, 2006:

Name of Executive or Group	Common Shares Underlying Share Options	Other Awards Under the Plan
Randall M. Griffin	—	47,900

Roger A. Waesche, Jr.	—	17,966

Stephen E. Riffee	—	30,000

Dwight S. Taylor	—	7,430

Karen M. Singer	—	4,101

All current executive officers as a group	—	107,397

All current Trustees who are not executive officers, as a group	35,000	—

All current employees who are not executive officers, as a group	468,800	56,023

The amount of share options to be received by all current executive officers as a group, all current Trustees who are not executive officers as a group, each nominee for election as a Trustee, each associate of any such Trustees, executive officers or nominees, each other person who received or is to receive 5 percent of such share options, warrants or rights and all employees, including all current officers who are not executive officers, as a group, is not determinable as such Awards are subject to the discretion of the Committee.

Tax Aspects Under the Code

The following is a summary of the principal Federal income tax consequences of certain transactions under the Plan.  It does not describe all Federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an ISO.  If common shares issued to an optionee pursuant to the exercise of an ISO are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the share option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) the Company will not be entitled to any deduction for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares ) over the share option price thereof, and (b) we will be entitled to deduct such amount.  Special rules will apply where all or a portion of the exercise price of the ISO is paid by tendering shares.

If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above (e.g., if the holding periods described above are not satisfied), the share option is treated as a NQSO.  In addition, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).  In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the share option is granted.  Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the share option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the common shares have been held.  Special rules will apply where all or a portion of the exercise price of the NQSO is paid by tendering shares.  Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the share option.

Restricted Shares.  Restricted shares are not taxable to a recipient at the time of grant, but instead are included in ordinary income (at the then fair market value) when the restrictions lapse.  A recipient may elect, however, to recognize income at the time of grant, in which case the fair market value of the restricted shares at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the recipient.

A recipient’s tax basis for restricted shares will be equal to the amount of ordinary income recognized by the recipient. The recipient will recognize capital gain (or loss) on a sale of the restricted shares if the sale price exceeds (or is lower than) such basis. The holding period for restricted shares for purposes of characterizing gain or loss on the sale of any shares as long- or short-term commences at the time the recipient recognizes ordinary income pursuant to an award.

LTIP Units.  Recipients of LTIP Units would generally be taxed only when they choose to liquidate their LTIP Units, not at grant or when vesting occurs.  The Company is not entitled to a corresponding tax deduction.

Parachute Payments.  The vesting of any portion of a share option or other Award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code.  Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% Federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on the Company’s Deductions.  As a result of Section 162(m) of the Code, our deduction for certain Awards under the Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).  The Plan is structured to allow share options with an exercise price greater than the fair market value of our common shares on the grant date to qualify as performance-based compensation.

Equity Compensation Plan Information

The table below provides information as of December 31, 2006 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,556,519	$20.18	711,844	(1)
Equity compensation plans not approved by security holders	—	N/A	—
Total	2,556,519	$20.18	711,844

(1)          Includes 711,844 awards available to be issued under our 1998 Long Term Incentive Plan; total awards issuable under this plan are computed based on 13% of the total of (i) our common shares outstanding plus (ii) the number of common shares which would be outstanding upon redemption of all units in our operating partnership or other securities which are convertible into common shares (subject to adjustment to prevent antidilution or enlargement of the rights of plan participants).

Report of the Audit Committee

The Audit Committee of Corporate Office Properties Trust’s Board of Trustees (the “Audit Committee”) is comprised of the three Trustees named below.  Each of the Trustees meets the independence and experience requirements of the New York Stock Exchange and satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  The Board of Trustees has determined that Kenneth D. Wethe is an “audit committee financial expert” as defined by the Securities and Exchange Commission.  The Audit Committee adopted and, in September 2006, the Board of Trustees approved, a charter outlining the Audit Committee’s practices.  A copy of the charter is available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Audit Committee’s charter is also available in print to any shareholder upon request.  To the extent modifications are made to the Audit Committee’s charter, such modifications will be reflected on the Company’s Internet website.

Management is responsible for the Company’s financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior.  The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited financials statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  In addition, the independent registered public accounting firm is responsible for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting.  The Company’s internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and being a resource to assist in improving the Company’s operations.  The role of the Audit Committee is to oversee these activities.

During 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting.  At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting, and represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of December 31, 2006 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Committee also reviewed Management’s Report on Internal Control over Financial Reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  The Report of Independent Registered Public Accounting Firm related to the audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.  The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2007.

The Audit Committee met quarterly with the Company’s accounting and financial management team, general counsel, the internal audit function and the independent registered public accounting firm.  The Audit Committee also met with the Company’s accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company’s annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company’s submission of such filings to the Securities and Exchange Commission.  In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, which addresses communication between audit committees and independent registered public accounting firms.  The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, which addresses independence discussions between auditors and audit committees.  The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm’s provision of audit and non-audit services provided to the Company during 2006 was compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company’s audited consolidated financial statements for the year ended December 31, 2006 be included in the Company’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.  This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE

Kenneth D. Wethe, Chairman

Robert L. Denton

Steven D. Kesler

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the years ended December 31, 2006 and 2005.  PwC also provided the Company with other auditing and advisory services.  We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm.  As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC’s independence and objectivity.  In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC’s proposed cost for providing such services.

The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC.  Specifically, the Company’s Management contacts the Audit Committee Chairman regarding the potential need for a service from PwC.  PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee.  Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chairman.  The Audit Committee Chairman then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter.  If the Audit Committee Chairman does not hear timely responses to the contrary, the Audit Committee Chairman is authorized to approve the engagement letter on behalf of the Audit Committee.  All fees paid to PwC in 2006 were approved by the Audit Committee in accordance with this policy.

For the years ended December 31, 2006 and 2005, PwC billed the approximate fees and expenses set forth below:

	2006	2005
Audit fees (1)	$1,022,954	$615,214
Audit-related fees (2)	74,426	33,399
Tax fees (3)	106,048	93,957
All other fees (4)	—	—
Total	$1,203,428	$742,570

(1)             Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K, (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of the Company’s internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q.   These fees totaled $610,000 in 2006 and $563,314 in 2005.  Audit fees also include issuances of comfort letters on filings associated with share offerings and employee benefit plans, and audits of financial statements of acquired properties.  Audit fees reported above for the year ended December 31, 2005 changed by $63,314 from what we reported in the proxy statement to last year’s Annual Meeting of Shareholders due to additional billings made by PwC subsequent to the completion of that proxy statement.  Management and the Audit Committee expect that the Company will be billed additional audit fees over what is reported above for the year ended December 31, 2006, although the final amount of such additional fees had not been determined as of March 15, 2007.

(2)             Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above.  This category includes fees for the audit of the financial statements of our employee retirement savings plan and consulting on financial accounting and reporting.

(3)             Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning in 2005 and 2006.

(4)             All other fees consist of fees billed for products or services not included in the above categories.  No such fees were incurred in 2006 or 2005.

None of the fees reflected above were approved by the Audit Committee pursuant to the “de-minimis exception” in Rule 2-01 of Regulation S-X.

We expect that PwC will serve as our independent registered public accounting firm for 2007.  We expect that a representative of PwC will be present at the Annual Meeting of Shareholders.  The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders.  Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission.  Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2006, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis.

Code of Ethics; Review and Approval of Related Party Transactions

The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers.  These codes of ethics documents are available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Company’s Internet website address is www.copt.com.  We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers.  In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to the Vice President-Investor Relations, at ir@copt.com or at our mailing address.

Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any “related party transaction,” as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel.  If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction.  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Annual Report on Form 10-K

We will provide without charge to each person solicited by this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.  You must make this request in writing to the Vice President-Investor Relations, at ir@copt.com or at our mailing address set forth on the first page of this proxy statement.

Appendix A

AMENDMENT NO. 1 TO

CORPORATE OFFICE PROPERTIES TRUST

AMENDED AND RESTATED 1998 LONG TERM INCENTIVE PLAN

1.             BACKGROUND.

This Amendment No. 1 is made and entered into as of the Effective Date set forth below for the purpose of amending certain provisions of the Amended and Restated 1998 Long Term Incentive Plan (the “Plan”) of Corporate Office Properties Trust (the “Company”), a copy of which is attached hereto as Exhibit 1.  Except as otherwise specifically set forth in this Amendment No. 1, all terms and provisions of the Plan shall remain in full force and effect.

2.             EFFECTIVE DATE; PLAN TERMINATION.

Section 8 of the Plan is amended by replacing the second sentence of Section 8(k) with the following:

“The Plan shall terminate on May 17, 2017 and no Award may be granted under the Plan after such date.”

3.             EFFECTIVE DATE.

This Amendment No. 1 shall become effective upon its approval by shareholders of the Company (the “Effective Date”).

A-1

Exhibit 1 to Appendix A

CORPORATE OFFICE PROPERTIES TRUST

AMENDED AND RESTATED 1998 LONG TERM INCENTIVE PLAN

1.                                      PURPOSES.

The purposes of the 1998 Long Term Incentive Plan are to advance the interests of Corporate Office Properties Trust and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2.                                      DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b)           “Award” means any Option, Dividend Equivalent, Restricted Shares, or LTIP Units granted to an Eligible Person under the Plan.

(c)           “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d)           “Beneficiary” means the person, persons, trust or trusts which have been designated by such Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e)           “Board” means the Board of Directors of the Company.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g)           “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board), as may be designated by the Board to administer the Plan.

(h)           “Company” means Corporate Office Properties Trust, a Maryland real estate investment trust, or any successor.

(i)            “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

A-Ex. 1-1

(j)            “Dividend Equivalent” means a right, granted under Section 5(c), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(k)           “Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director.

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.  References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m)          “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee.  If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange or market system.

(n)           “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(o)           “LTIP Units” means the interests in the Operating Partnership defined as LTIP Units in the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended or restated from time to time.

(p)           “NQSO” means any Option that is not an ISO.

(q)           “Operating Partnership” means Corporate Office Properties, L.P., a Delaware limited partnership, the entity through which the Company conducts its business and an entity that elected to be treated as a partnership for federal income tax purposes.

(r)            “Option” means a right, granted under Section 5(b), to purchase Shares.

(s)           “Participant” means an Eligible Person who has been granted an Award under the Plan.

(t)            “Plan” means this 1998 Long Term Incentive Plan.

(u)           “Restricted Shares” means any Shares awarded under Section 5(d) that are subject to restrictions specified at the time of the Award.

(v)           “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

A-Ex. 1-2

(w)          “Shares” means common shares of beneficial interest, $.01 par value per share, of the Company.

(x)            “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.                                      ADMINISTRATION.

(a)           AUTHORITY OF THE COMMITTEE.  The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)            to select Eligible Persons to whom Awards may be granted;

(ii)           to designate Affiliates;

(iii)          to determine the type or types of Awards to be granted to each Eligible Person;

(iv)          to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v)           to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi)          to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

(vii)         to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii)        to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

A-Ex. 1-3

(ix)           to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x)            to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

(xi)           to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)           MANNER OF EXERCISE OF COMMITTEE AUTHORITY.  The Committee shall have sole discretion in exercising its authority under the Plan.  Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or employees of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c)           LIMITATION OF LIABILITY.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan.  No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.                                      SHARES SUBJECT TO THE PLAN.

(a)           Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 13% of the total of: (i) the number of issued and outstanding Shares at the time the Award is granted, plus (ii) the number of Shares which would be outstanding upon redemption of all operating partnership units or other securities of the Company which are convertible into Shares at the time the Award is granted and which have not yet been so redeemed; provided, however, that no more than 300,000 Shares shall be cumulatively available for Awards of ISOs hereunder and no more than 30% of the total number of Shares reserved for issuance hereunder shall be cumulatively available for Awards of Restricted Shares and LTIP Units.  No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the

A-Ex. 1-4

Plan, exceeds the number of Shares reserved under the preceding sentence.  If any Awards are forfeited, canceled, terminated, exchanged, or surrendered, or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange, or surrender, again be available for Awards under the Plan.  Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b)           Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares with respect to which Options may be granted and the maximum number of Restricted Shares and LTIP Units which may be awarded during a calendar year to any Eligible Person under this Plan shall be (i) 300,000 Shares and (ii) 300,000 Restricted Shares and/or LTIP Units.

(c)           In the event of any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, dividend or distribution other than in the ordinary course or other similar transaction or event that affects the Shares or LTIP Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall adjust any or all of (i) the number and kind of shares or other securities which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to Options, such adjustment shall be made in accordance with Section 424(a) and 409A of the Code.  Such adjustments shall be made in such manner as the Committee may deem equitable.

(d)           Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5.                                      SPECIFIC TERMS OF AWARDS.

(a)           GENERAL.  Awards may be granted on the terms and conditions set forth in this Section 5.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Eligible Person.

(b)           OPTIONS.  The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i)            EXERCISE PRICE.  The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

A-Ex. 1-5

(ii)           OPTION TERM.  The term of each Option shall be determined by the Committee.

(iii)          TIME AND METHOD OF EXERCISE.  The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv)          ISOS.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan.  ISOs may only be granted to employees of the Company or a Subsidiary.

(c)           DIVIDEND EQUIVALENTS.  The Committee is authorized to grant Dividend Equivalents to Eligible Persons.  The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

(d)           RESTRICTED SHARES.  The Committee is authorized to grant Awards consisting of Restricted Shares to Eligible Persons, on the following terms and conditions:

(i)            AWARDS.  At the time of an Award of Restricted Shares, the Committee shall cause the Company to deliver to the Participant, or to a custodian or escrow agent designated by the Committee, a certificate or certificates for such Restricted Shares registered in the name of the Participant, unless such Restricted Shares are in uncertificated form.  The Participant shall have all the rights of a stockholder with respect to such Restricted Shares, subject to the terms and conditions, including forfeiture or resale to the Company, if any, as the Committee may determine to be desirable pursuant to this Section 5(d).  The Committee may designate the Company or one or more of its executive officers to act as custodian or escrow agent for the certificate(s), if any.

(ii)           RESTRICTED SHARE AGREEMENT.  A Participant granted an Award of Restricted Shares shall be deemed to have become a stockholder of the Company and to have rights with respect to such Restricted Shares (including the rights to vote or to receive dividends) as of the date of grant; provided that such Participant shall forfeit such Award unless he or she has executed a Restricted Share Agreement, a stock power endorsed in blank, or another instrument evidencing the Award, in form and substance satisfactory to the Committee, and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions of such Award within the time permitted by the Committee.  The terms and conditions of each

A-Ex. 1-6

such Restricted Share Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants.

(iii)          RESTRICTIONS.  Restricted Shares awarded under this Plan may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, except as specifically provided herein or in the Restricted Share Agreement.  The Committee at the time of the Award shall specify the date or dates and/or the attainment of performance goals, objectives, and other conditions on which such restrictions and the Company’s right of repurchase or forfeiture shall lapse.

(iv)          CERTIFICATE AND LEGEND.  When an Award of Restricted Shares is granted to a Participant, the Company shall issue a certificate or certificates in respect of such Restricted Shares (unless such Restricted Shares are in uncertificated form), which shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award in substantially the following form:

“The transferability of the common shares of beneficial interest represented by this certificate are subject to the terms and conditions (including forfeiture) of a Restricted Share Agreement entered into between the registered owner and Corporate Office Properties Trust.  A copy of such agreement is on file in the offices of the Secretary of the Company, (address).”

(v)           PAYMENT.  Except as may be otherwise determined by the Committee (or as required in order to satisfy the tax withholding obligations imposed under Section 8(c) of this Plan), Participants granted Awards of Restricted Shares will not be required to make any payment or provide any consideration to the Company other than the rendering of their services.

(vi)          FORFEITURE.  Subject to the provisions of Section 5(d)(vii), upon termination of the Participant’s employment for any reason prior to the expiration or other termination of the restrictions described in Section 5(d)(iii), all Restricted Shares with respect to which such restrictions have not yet expired or been terminated shall be forfeited to the Company and may be repurchased by the Company for a purchase price equal to the original purchase price paid by the Participant for such Restricted Shares.

(vii)         WAIVER OF RESTRICTIONS.  In the event of a Participant’s normal retirement, permanent total disability, or death, or in cases of special circumstances, the Committee, in its sole discretion, may waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares.

(e)           LTIP UNITS.  The Committee is authorized to grant Awards consisting of LTIP Units to Eligible Persons on the following terms and conditions:

(i)            LTIP UNIT AWARD AGREEMENT.  Unless otherwise provided by the Committee, a Participant granted an Award of LTIP Units will be deemed to have become a limited partner of the Operating Partnership and to have rights with respect to

A-Ex. 1-7

such LTIP Units (including the rights, if any, to receive distributions) as of the date of grant; provided that such Participant shall forfeit such Award unless he or she has executed an LTIP Unit Award Agreement, in form and substance satisfactory to the Committee, and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions of such Award within the time permitted by the Committee.  The terms and conditions of each such LTIP Unit Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants.

(ii)           CALCULATION OF RESERVED SHARES.  For purposes of calculating the number of Shares underlying an Award of LTIP Units relative to the total number of Shares reserved and available for issuance under Section 4(a) of the Plan, the Committee shall establish in good faith the maximum number of Shares to which an Eligible Person receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria.  If and when any such conditions are no longer capable of being met, in whole or in part, the number of Shares underlying an Award of LTIP Units shall be deemed to be reduced accordingly and the related Shares shall be added back to the Shares otherwise available for issuance under the Plan.  LTIP Units may be granted either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the Eligible Persons to whom, and the time or times at which, Awards of LTIP Units shall be made; the number of LTIP Units to be granted; the price, if any, to be paid by the Eligible Person for the acquisition of such LTIP Units; and the restrictions and conditions applicable to such LTIP Units.  Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion.  The provisions of the grant of LTIP Units need not be the same with respect to each Eligible Person.

(iii)          RESTRICTIONS.  LTIP Units awarded under this Plan may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, except as specifically provided herein or in the LTIP Unit Award Agreement.  The Committee at the time of the Award shall specify the date or dates and/or the attainment of performance goals, objectives, and other conditions on which such restrictions and the Company’s or Operating Partnership’s right of repurchase or forfeiture, if any, shall lapse.

(iv)          PAYMENT.  Except as may be otherwise determined by the Committee and provided in an Award Agreement (or as required in order to satisfy the tax withholding obligations imposed under Section 8(c) of this Plan), Participants granted Awards of LTIP Units will be required to make the payment or provide the consideration to the Operating Partnership as provided in the Award Agreements for such Awards.

(v)           FORFEITURE.  Subject to the provisions of Section 5(e)(vi), upon termination of the Participant’s employment for any reason prior to the expiration or other

A-Ex. 1-8

termination of the restrictions described in Section 5(e)(iii), the LTIP Units with respect to which such restrictions have not yet expired or been terminated shall be treated in the manner set forth in the applicable Award Agreement.

(vi)          WAIVER OF RESTRICTIONS.  In the event of a Participant’s normal retirement, permanent total disability, or death, or in the cases of special circumstances, the Committee, in its sole discretion, may waive in whole or in part any, or all, remaining restrictions and conditions applicable to such Participant’s LTIP Units.

6.                                      CERTAIN PROVISIONS APPLICABLE TO AWARDS.

(a)           STAND-ALONE, ADDITIONAL, TANDEM AND SUBSTITUTE AWARDS.  Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, a predecessor of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company, a predecessor of the Company or any Subsidiary or Affiliate.  Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards.  The per Share exercise price of any Option, or purchase price of any other Award conferring a right to purchase Shares, which is granted in connection with the substitution of awards granted under any other plan or agreement of the Company, a predecessor of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate shall be determined by the Committee, in its discretion.

(b)           TERMS OF AWARDS.  The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c)           FORM OF PAYMENT UNDER AWARDS.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

(d)           NONTRANSFERABILITY.  Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative.  An Eligible Person’s rights under the Plan may not be pledged,

A-Ex. 1-9

mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

7.                                      CHANGE OF CONTROL PROVISIONS.

(a)           ACCELERATION OF EXERCISABILITY AND LAPSE OF RESTRICTIONS; CASH-OUT OF AWARDS.  Unless otherwise provided by the Committee at the time of the Award grant, all outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited (including, but not limited to, restrictions upon the sale or transfer of Restricted Shares) shall become fully exercisable at the time of a Change of Control.

(b)           DEFINITIONS OF CERTAIN TERMS.  For purposes of this Section 7, the following definitions, in addition to those set forth in Section 2, shall apply:

(i)            “Change of Control” means and shall be deemed to have occurred if:

(A)          any Person (within the meaning of the Exchange Act), other than the Company or a Permitted Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing more than 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(B)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office;

(C)           the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than

(D)          (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in Permitted Persons beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction, or (III) the merger of

A-Ex. 1-10

Corporate Office Properties Trust, Inc. indirectly with and into the Company; or

(E)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Permitted Persons owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

(ii)           “Permitted Person” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities; (e) the Operating Partnership; or (f) Jay H. Shidler, Clay W. Hamlin III, Westbrook Real Estate Fund I, L.P. or Westbrook Real Estate Co. Investment Partnership I, L.P. or any corporation, partnership, trust, estate or other legal entity controlled by any of the foregoing Persons (or jointly controlled by Messrs. Shidler and Hamlin).

(iii)          “Voting Securities or Security” means any securities of the Company or a Subsidiary or Affiliate which carry the right to vote generally in the election of directors.

8.                                      GENERAL PROVISIONS.

(a)           COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS.  The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company or a Subsidiary or Affiliate under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.  No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state law.

(b)           NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE.  Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any Subsidiary or Affiliate, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate any employee’s or director’s employment or service at any time.

(c)           TAXES.  The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of

A-Ex. 1-11

withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Subsidiary or Affiliate and any Eligible Person to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations.

(d)           CHANGES TO THE PLAN AND AWARDS.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e)           NO RIGHTS TO AWARDS; NO SHAREHOLDER RIGHTS.  No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees.  No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f)            UNFUNDED STATUS OF AWARDS.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g)           NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h)           NOT COMPENSATION FOR BENEFIT PLANS.  No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any

A-Ex. 1-12

benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

(i)            NO FRACTIONAL SHARES.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)            GOVERNING LAW.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

(k)           EFFECTIVE DATE; PLAN TERMINATION.  The Plan shall become effective upon its approval by shareholders of the Company (the “Effective Date”).  The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l)            TITLES AND HEADINGS.  The titles and headings of the sections in the Plan are for convenience of reference only.  In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

A-Ex. 1-13

CORPORATE OFFICE PROPERTIES TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 17, 2007

9:30 a.m.

Corporate Office Properties Trust

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland 21046

Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046-2104	proxy

This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 17, 2007.

The common shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Randall M. Griffin and Roger A. Waesche, Jr., and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ofc/ — QUICK *** EASY *** IMMEDIATE

•                  Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Corporate Office Properties Trust, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your Proxy Card.

V	Please detach here	V

The Board of Trustees Recommends a Vote FOR Items 1 and 2.

1. Election of Trustees:	01 Douglas M. Firstenberg	03 Jay H. Shidler	☐	Vote FOR	☐	Vote WITHHELD
	02 Clay W. Hamlin, III	04 Kenneth S. Sweet, Jr.		the nominees		from the nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Extension of the term of the Amended and Restated 1998 Long-Term Incentive Plan for a period of ten years.			☐ For		☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐
Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.